AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 6, 2005

                       REGISTRATION NO. 333-127499

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                               FORM SB-2

                         Amendment Number 2

                               to the

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ON THE GO HEALTHCARE, INC.
              (Name of small business issuer in its charter)

     Delaware                            3089                     98-0231687
(State of other jurisdiction   (Primary Standard Industrial        (IRS EIN)
of incorporation)               Classification Code Number)

                        85 Corstate Avenue, Unit #1
                              Concord, Ontario
                               Canada L4K 4Y2
                               (905) 760-2987
        (Address and telephone number of principal executive offices)

        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                 (Address of principal place of business or
                        intended principal place of business)

                           Stuart Turk, President
                        85 Corstate Avenue, Unit #1
                             Concord, Ontario
                              Canada L4K 4Y2
                              (905) 760-2987
          (Name, address and telephone number of agent for service)

                        Copies of communications to:

                               Amy Trombly
                        1320 Centre St., Ste. 202
                            Newton, MA  02459
                             (617) 243-0060


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                PROSPECTUS
                        ON THE GO HEALTHCARE, INC.
                 OFFERING UP TO 2,917,000 COMMON SHARES

This prospectus relates to the sale of up to 2,917,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. However, we may receive funds from the exercise of warrants held by certain selling stockholders. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHC.OB. On December 2, 2005, the last reported sale price of our common stock was $.90 per share.
                     __________________________________

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
   YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                     ____________________________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Subject to Completion, the date of this Prospectus is December 6, 2005

                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY........................................................ 5
RISK  FACTORS.............................................................. 9
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS............. 9
USE  OF  PROCEEDS..........................................................13
DETERMINATION  OF  OFFERING  PRICE.........................................13
SELLING  SECURITY  HOLDERS.................................................13
PLAN  OF  DISTRIBUTION.....................................................16
LEGAL  PROCEEDINGS.........................................................17
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS.........17
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT......18
DESCRIPTION  OF  SECURITIES................................................19
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.................................20
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES.........................................................20
DESCRIPTION  OF  BUSINESS..................................................20
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION...........24
DESCRIPTION  OF  PROPERTY..................................................28
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.........................28
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS............30
EXECUTIVE  COMPENSATION....................................................30
FINANCIAL  STATEMENTS................................................F1 - F43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.....................................................34

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                         ON THE GO HEALTHCARE, INC.

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest, Inc.("Compuquest") through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

        Subsequent to the end of the quarter, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to the Company in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation known as Helios/Oceana Ltd. which was primarily in the business of providing system integration services related to computer hardware and software. The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited. We intend to account for this transaction as an acquisition of a business by allocating the $200,000 to the fair value of the net assets and goodwill of Helios/Oceana Ltd.

        On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

        On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc., and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 (Canadian dollars). The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

        We are a publicly traded company, which trades on the Over-the-Counter Bulletin Board of the National Quotation Service under the ticker symbol "OGHC.OB"


HOW TO CONTACT US

        Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is
(905)760-2987.


SALES BY OUR SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 2,917,000 shares of our common stock by the shareholders listed below. The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of
                                                     Shares
----------------------------------------------       ------------------

Laurus Master Fund, Ltd.                                  2,500,000

Nadav Elituv                                                100,000

David Childs                                                 10,000

Doug Clark                                                   25,000

Tony Diveronica                                               7,500

Jennifer Gardiner                                            25,000

Steven Gryfe                                                  2,000

Thirusenthil Navaratnarajh                                    5,000

John Pentony                                                 17,500

Caroline Pilgrim                                              5,000

Brett W. Gold                                               150,000

Al Kau                                                       70,000


Total  common  stock being  registered                    2,917,000  shares

OUR CAPITAL STRUCTURE

As of December 2, 2005, we had 4,193,952 shares of common stock outstanding. This number does not include:

        The exercise of an option held by Stuart Turk to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiration date of July 15, 2008.

        The conversion of 135,800 shares of Series A Preferred Stock into 13,580,000 shares of common stock held by Stuart Turk.

        The conversion of 143,334 shares of Series A Preferred Stock into 14,333,400 shares of common stock held by Cellular Connection. Stuart Turk is the Principal of Cellular Connection.

        The exercise of Series "C" warrants for 768,000 shares of our common stock held by 9 investors. The Series "C" warrants have an exercise price of $1.00 and expire October 31, 2006.


THE OFFERING

Common  stock  offered              2,917,000  shares

Use  of  proceeds                   We will not receive any proceeds from the
                                    sale by the selling stockholders of our
                                    common stock.  We may receive proceeds
                                    from the exercise of warrants.
                                    See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol
                                    "OGHC.OB"


THE CONVERTIBLE FINANCING FACILITY

On July 14, 2005, we executed a convertible debt facility with Laurus Master Fund, Ltd. for up to $5,500,000. The financing consists of a $500,000 secured convertible term loan (the "Term Note") and a $2,500,000 secured revolving note (the "Revolving Note") that may be issued in one or more traunches. The Revolving Note is effectuated through a $2,500,000 convertible minimum borrowing note (the "Minimum Borrowing Note") (collectively, the "Notes") and provides for advances up to 90% of our eligible accounts receivable. To the extent we repay the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, we may reborrow or make additional borrowings, provided that the aggregate amount outstanding may not exceed our eligible accounts receivable criteria. Borrowings under the Laurus debt facility are secured by all of our assets. The facility terminates on July 14, 2008.

As part of the convertible debt facility, we issued to Laurus warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

At closing on July 14, 2005, we borrowed from Laurus a total of $3,400,000 consisting of $500,000 under the Term Note and $2,500,000 under the Minimum Borrowing Note and $400,000 under the Revolving Note. As of December 2, 2005, we borrowed an additional $200,000 under the Revolving Note. $1,900,000 remains available for borrowing under the Revolving Note. As of December 5, 2005, we had not accessed the remaining amounts available under the convertible debt facility.

The Term Note

        The Term Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the prime rate published in the Wall Street Journal plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Term Note, if Laurus determines to convert amounts due on the Term Note into our common stock, we must make monthly payments of $15,625 worth of our common stock beginning
December 1, 2005. If Laurus does not elect to convert amounts due under the Term Note into our common stock, we must make a monthly cash payment of $16,093.75.

        We may prepay the Term Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

The Revolving Note

        The Revolving Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

        We may prepay the Revolving Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

The Minimum Borrowing Note

        The Minimum Borrowing Note matures on July 14, 2008 and is convertible into our common stock at Laurus' discretion, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. We may prepay the Minimum Borrowing Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

In the event that the amount payable under the Revolving Note equal or exceeds $1,000,000 and to the extent that the outstanding balance on the Minimum Borrowing Note is less than $2,500,000, that portion of the balance payable under the Revolving Note shall be transferred to the Minimum Borrowing Note.

Registration

In this registration statement, we are registering the shares of common stock underlying the warrants we issued to Laurus. We are also registering the shares of common stock underlying the Term Note. We are not registering any shares of common stock underlying the Revolving Note and the Minimum Borrowing Note.

                                 RISK FACTORS

CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this prospectus.
Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE. WE MAY NEVER BECOME PROFITABLE.

        We had a net loss of $1,033,028 for the year ended July 31, 2005 and a net loss of $1,534,486 for the year ended July 31, 2004. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR COMPUTER PRODUCTS.

        Until October 2003 when we acquired Compuquest, we engaged only in limited business activities manufacturing child and healthcare products. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. We may not be able to acquire our products at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE GRANTED LAURUS MASTER FUND A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND, IF WE DEFAULT ON OUR FINANCING ARRANGEMENT WITH THEM, THEY HAVE THE RIGHT TO TAKE SUBSTANTIALLY ALL OF OUR ASSETS.

        As part of our financing facility with Laurus, we granted Laurus a security interest in substantially all of our assets. The financing facility requires us to repay Laurus funds that they advanced according to specific terms. If we do not comply with the terms of the financing facility, Laurus will have the right to seize substantially all of our assets. Additionally, Laurus could liquidate our assets and retain any and all of the funds from the liquidation.

WE MAY NOT BE ABLE TO OBTAIN HARDWARE, SOFTWARE AND PERIPHERALS AT AN ACCEPTABLE COST TO BE COMPETITIVE IN THE MARKETPLACE WHICH COULD INCREASE OUR COSTS AND LOWER OUR GROSS PROFIT.

        We rely on the supply of hardware, software and peripherals from the same distributors as our competitors and we may not be able to obtain them at a cost that will allow us to produce a profit or sell our products at a competitive price. Furthermore, we do not have formal agreements with our suppliers and are subject to price increases.
        If we can not obtain supplies at competitive prices, our revenues may decrease and we may not be able to attain or sustain profitability.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES AND OUR STOCK MAY DECLINE.

        We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Additionally, our business plan contemplates the acquisition of new enterprises and the proceeds from our financing with Laurus may not be sufficient to fully implement our business plan. Accordingly, we will require additional funds to enable us to operate profitably and grow our business. This financing may not be available on terms acceptable to us or at all. We currently have no bank borrowings and it is unlikely that we will be able to arrange debt financing in addition to our facility with Laurus. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS WILL HAVE CONTROL OVER OUR POLICIES AND AFFAIRS FOR THE FORESEEABLE FUTURE AND THESE STOCKHOLDERS MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

        Our original shareholders own at least 51% of our voting securities. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors. Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. Mr. Turk's holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

        To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships.
        We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN DECREASING REVENUES AS WELL AS A DECREASE IN OUR STOCK PRICE.

        As of November 28, 2005 we had 66 employees. We intend to expand our customer base. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

IF WE LOSE THE SKILLS OF THE FOUNDER OF COMPUQUEST, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Randal Kalpin founded Compuquest with the intent of capitalizing on the growing market opportunity for computer products. He leveraged his skills to grow the company. Mr. Kalpin is critical to our expansion to the next level of growth. Mr. Kalpin continues to be our director of operations of Compuquest. Our success depends, in large part, upon Mr. Kalpin's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Kalpin holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people.

IF WE LOSE THE SKILLS OF THE FOUNDER OF INFINITY, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Frank Abate founded Infinity with the intent of capitalizing on the growing market opportunity for computer products. Mr. Abate is important to our expansion to the next level of growth. Our success depends, in large part, upon Mr. Abates's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Abate holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced.
        The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people.

RISKS RELATED TO OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

        Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

        Our securities are quoted on the Over-the-Counter Bulletin Board.
        The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

        Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone.
        In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

        We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities.


                                USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants.

        We issued warrants to purchase 1,420,000 shares of our common stock as part of the Laurus Financing Facility. The Warrants have an exercise price of $1.11 and expire on July 14, 2012. Additionally, we have issued 175,000 Series "C" warrants that are part of this registration statement. The
Series "C" warrants have an exercise price of $1.00 and expire
October 31, 2006.   We cannot accurately predict when we will receive
proceeds pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. We currently intend to use the proceeds from the warrants, if any, for working capital and general corporate expenses, however our actual use of proceeds for the warrants will depend on the amount of funds we receive and the timing of those funds.

                        DETERMINATION OF OFFERING PRICE

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                            SELLING SECURITY HOLDERS

        Based upon information available to us as of December 5, 2005, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address      Ownership   Number of    Number of Shares   Percentage
of beneficial owner   Before      Shares        Owned After       Owned After
                      Offering    Offered        Offering(1)      Offering (2)
------------------------------------------------------------------------------

Laurus Master
Fund, Ltd.(3)         1,420,000    2,500,000              -0-             0%

Nadav Elituv(4)          50,000      100,000              -0-             0%

David Childs(5)          10,000       10,000              -0-             0%

Doug Clark(6)            25,000       25,000              -0-             0%

Tony Diveronica(7)        7,500        7,500              -0-             0%

Jennifer Gardiner(8)     25,000       25,000              -0-             0%

Steven Gryfe(9)           2,000        2,000              -0-             0%

Thirusenthil
Navaratnarajh(10)         5,000        5,000              -0-             0%

John Pentony(11)         17,500       17,500              -0-             0%

Caroline Polgrim(12)      5,000        5,000              -0-             0%

Brett W. Gold(13)        75,000      150,000              -0-             0%

Al Kau(14)               20,000       70,000              -0-             0%


- ------------------------------------------------------------------------------

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 4,193,952 shares outstanding as of December 2, 2005.

(3) Laurus holds warrants to purchase 1,420,000 shares of our common stock. Because these warrants can be exercised within 60 days, we have listed them under "ownership before the offering" even though, as of December 5, 2005, Laurus has not exercised the warrants. We have listed 2,500,000 shares under "Number of Shares Offered" which includes the 1,420,000 shares Laurus will receive if the warrants are exercised plus shares Laurus may receive if it converts the Term Note it currently holds. We can not precict with precision how many shares Laurus will receive if it converts the Term Note because the conversion price is subject to adjustment. However, we believe it is possible that Laurus could receive 1,080,000 shares of common stock if Laurus chooses to convert the entire Term Note. On July 14, 2005, we borrowed form Laurus a total of $3,400,000 consisting of $500,000 under the Term Note and $2,500,000 under the Minimum Borrowing Nnote and $400,000 under the Revolving Note. As of December 2, 2005, we borrowed an additional $200,000 from Laurus under the Revolving Note. We are not registering shares underlying the Minium Borrowing Note and the Revolving Note. Laurus Capital Management, LLC is a Delaware limited liability company which may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the managing members of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022.

(4) We issued 50,000 restricted shares and 50,000 Series "C" warrants to Mr. Elituv pursuant to a services agreement on August 11, 2005.
    Mr. Elituv provided consulting services in our acquisitions of Helios/Oceana and Infinity. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(5) Mr. Childs received restricted shares on May 9, 2005 for consulting services rendered during our acquisition of Helios/Oceana.

(6) Mr. Clark received restricted shares on May 9, 2005 for consulting services related to our physical integration of Helios/Oceana and Infinity.

(7) Mr. Diveronica received restricted shares on May 9, 2005 for consulting services relating to an evaluation of our machinery as part of the Vital Products transaction.

(8) Mrs. Gardiner received restricted shares on May 9, 2005 for consulting services relating to investor relations and marketing of our products.

(9) Mr. Gryfe is an employee and received restricted shares on March 23, 2005 as a bonus for meeting his sales targets.

(10) Mr. Navaratnarajh is an employee of our company and received restricted shares for services relating to managing the physical integration of all operations.

(11) Mr. Pentony received restricted shares for investor relations services on March 23, 2005.

(12) Ms. Pilgrim is an employee of our company. She received restricted shares for additional services relating to the integration of Helios/Oceana into our operations on May 9, 2005.

(13) We issued 75,000 restricted shares and 75,000 Series "C" warrants for an investor relations services agreement with Mr. Gold. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006. He received the restricted shares and warrants on May 26, 2005.

(14) We issued 20,000 restricted shares and 50,000 Series "C" warrants for an investor relations services agreement with Mr. Kau Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

                                PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution. We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

To our knowledge, neither we nor our officers or directors are a party to any litigation affecting us or our assets or any of our subsidiaries. No such litigation has been threatened, or is known to be contemplated by any person.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of December 5, 2005, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of our Board of Directors.


Name                            Age        Position
-------------------------------------------------------------------------------
Stuart Turk                     36        President, Chairman, CEO and Director
                                          Secretary and Treasurer

Evan Schwartzberg, BA, CCM      38        Chief Financial Officer

Ralph Magid, B.A.Sc.,           59        Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                44        Director, Director of Operations
-------------------------------------------------------------------------------

Biographies of executive officers and directors

        Stuart Turk. Mr. Turk has been our Chairman, President and Chief Executive Officer since July 2000. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the Chief Executive Officer of The Cellular Connection.

        Evan Schwartzberg. Mr. Schwartzberg has been our Chief Financial Officer since July 2000. Currently, and since 2000, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

        Ralph Magid. Mr. Magid has been our Director since July 2000. Currently, Mr. Magid is the president of InnoTech Capital Corporation, a company specializing in providing advisory services for Canadian technology companies on how to fund and manage their R&D. Ralph has more than 25 years of experience in manufacturing and operations both in Canada and internationally. He has worked with small Canadian owned companies as well as large multinationals including Motorola and Geac Computers. R&D has been an integral part of Ralph's responsibilities in his position of Vice President, Operations held with several manufacturing organizations. Ralph holds an Industrial Engineering degree from the University of Toronto (B.A.Sc.), an MBA from York University and is a member of the Professional Engineers of Ontario.

        Randal A. Kalpin. Mr. Kalpin has been our Director since July 2000. From 1989 until October 2003, Mr. Kalpin had been the President and Chief Executive Officer of Compuquest. When we acquired Compuquest in October 2003, Mr. Kalpin became our Director of Operations as well as remaining our Director. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

BOARD OF DIRECTORS

        We currently have three members of our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

        We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Magid, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of November 28, 2005 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2004 fiscal year and (iv) all of our directors and current executive officers as a group:

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                    Common Shares                Percent of
Beneficial Owner  (1)                  Beneficially Owned             Class (2)
----------------------                    ----------------             ---------
Stuart Turk (3)                         28,035,066                        87%
Evan Schwartzberg                           10,000                         *%
Ralph Magid                                 10,000                         *%
Randal A. Kalpin                            10,000                         *%
Carol Segal                                 10,000                         *%

Directors and executive officers
 as a group (5 persons)                 28,075,066                        87%

* Less than one percent

(1) The address of all individual directors and executive officers is c/o On the Go Healthcare, Inc., 85 Corstate Ave Unit #1 Concord, Ontario, L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on December 2,2005 was 4,193,952 shares. This reflects a 1 for 30 reverse stock split for all common stock shareholders of record on October 1, 2004. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on December 2,2005, plus shares of common stock subject to options held by such person on December 2,2005 and exercisable within 60 days thereafter.

(3) On October 31, 2003, Stuart Turk was issued an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. Mr. Turk owns 71,666 common shares and 135,800
     Series A Preferred Shares that can convert into 13,580,000 shares of common stock. Cellular Connection owns 33,333 common shares and 143,334 shares of Series A Preferred Stock that can convert into 14,333,400 shares of common stock. The shares of Series A Preferred Stock can convert in common shares after July 31, 2005. Mr. Turk is the control person and sole owner of The Cellular Connection Ltd.


DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of On The Go Healthcare. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.


DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Restated Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF BUSINESS

HISTORY

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

 In February 2005, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to the Company in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation Helios/Oceana Ltd., which provides system integration services related to computer hardware and software. The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited.

        On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

        On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000.00 (Canadian dollars). The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.


OUR BUSINESS

       We conduct business directly through our Infinity and International Mount subsidiaries. Compuquest is a division of International Mount.

COMPUQUEST AND INFINITY

        Compuquest and Infinity are valued-added reseller of the following computer and computer-related products:

        * Hardware:    Intel-based servers, personal computers, and laptops
                       supporting Windows, Macintosh, Unix, Linux, and Novell operating systems.

        * Peripherals: Printers, monitors, personal digital assistants, scanners, and other computer equipment related to the operation of computers, servers, and laptops.

        * Software:    Microsoft Windows and Apple Macintosh retail boxed
                       products that relate to the operation of computers, servers, and laptops. Those software products include the operating system sold separately as well as with the original hardware.

        * Supplies:    Toners, inks, ribbons, labels, papers and cleaning
                       products.

        All of the products sold by Compuquest and Infinity are manufactured by others.

SALES AND MARKETING

Computer products

        Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of three full time sales representatives and two independent sales representatives, working solely on commission for our computer division. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target financial, graphics, utility, and education sectors throughout North America. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces.

Infinity and our Compuquest division utilize a professionally-produced business card CD-Media presentation product to market our authorized products and services.

        We developed a three-year sales and marketing plan that will focus on:

        (i) building on our successful relationships with customers and suppliers;
        (ii)   increasing market penetration through business to business and web based representation of newly sourced products, and
        (iii)  positioning ourselves as a rapid reactionary reseller able to use our leaner design to react to emergency requests from across North America;
        (iv) increasing market penetration through business to business and web based representation of our product offerings in a newly designed web portal on our web site.


CUSTOMERS

        We market our computer products principally to Fortune 500 and 100 Corporations. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

        We do not depend on one or even a few major customers. As of November 28, 2005, we estimate that we had 1,000 customers and that our revenue mix is about 90% from Fortune 500 and 100 corporations, and 10% from independent businesses.


DISTRIBUTION / DEALER NETWORK

        We provide same-day and next-day services to all our customers in the Compuquest division. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

        As of November 28, 2005, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We also drop ship many of our computer products direct from our suppliers warehouse. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

COMPETITION

        We compete with other manufacturers, distributors and value-added resellers who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.

        Unlike our competitors who rely on single direct from manufacturer supply channels, Compuquest and Infinity partner with a wide range of distributor partners who can supply products from a large number of strategically placed warehouses throughout North America. Compuquest and Infinity not only receive manufacturer-sponsored pricing assistance to establish and maintain a competitive pricing strategy, but we benefit from a better stocked supply channel than their direct from manufacturer competitors. Compuquest and Infinity offer an extensive range of products surpassing that of other direct from manufacturer competitors. In partnering with a large and diverse distributor supply channel, we offer a wider range of products than our competitors who rely on direct relationships with the manufacturers they represent. While these direct relationships offer the benefit of more competitive pricing, they restrict, the ability of our competitors to deliver products to their customers in an acceptable time frame. We operate Compuquest on a smaller scale than our competitors allowing us greater flexibility to fulfill expedited same day and next day delivery requirements in a volatile market that demands fast service. We receive assistance from manufacturers and distributors alike to ensure our pricing remains competitive. But the personalized service to the customers, our scale to offer expedited delivery to our customers, and the assistance we receive from manufacturers and distributors to remain price competitive supports the assertion that we are positively differentiated from our competitors. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers and value-added resellers such as:

        * EDS Systemhouse Inc.;
        * GE Capital Corporation; and
        * Compugen

        We believe that our competitors share approximately 20% of the corporate-based computer resale market governing hardware, software, peripherals, and supplies, including cartridges. Additionally, we believe they share over 40% of the service and support contracts pertaining to computers and their related hardware and software. Their domination of the computer service and support contracts helps them gain penetration into the resale market, business they would not otherwise have earned. We are unable to compete with the sales and support contract offerings of our competitors because our competitors have extensive office and personnel representation across Canada. we can compete by partnering with our manufacturing partners to provide service and support offerings across Canada, but not to take away market share from our competitors in this area.

TRADEMARKS

        We believe that our business is dependent in part on our ability to establish and maintain protection for our proprietary technologies, products and processes, and the preservation of our trade secrets. We currently have not applied for and do not hold any patents relating to any of our product lines.

        We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products.

        We have registered the business names of Compuquest, Helios Ocean and Infinity Technologies. The registration provides us solely with another registered name to do business under.

        We acquired one registered trademark in Canada for "Compuquest".
The registered trademark is significant to us because it will provide us with name and market recognition and distinguish us from our competitors.

EMPLOYEES

        As of November 28, 2005 we had 66 full time employees. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion and analysis is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and related notes thereto.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, and impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101 as modified by SAB 104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.


COMPARISON OF THE YEAR ENDED JULY 31, 2005 AND THE YEAR ENDED JULY 31, 2004

        In July 2005, we sold and disposed of our Childcare Division to Vital Products Inc., in order to focus on our Computer Division. We reflected the sale and the activities for the year as a separate one line item on our Consolidated Statement of Operations. Therefore, none of the comparative numbers described below are affected by the Childcare Division.

Revenues

Revenues increased from $2,735,345 for the year ended July 31, 2004 to $5,570,778 for the year ended July 31, 2005. This increase is attributable to the acquisitions of Infinity Technologies Inc. on July 19, 2005 and Helios/Oceana Ltd. on February 28, 2005. Infinity added approximately $1,500,000 to our annual revenues from the date of acquisition while Helios added approximately $1,500,000.

Cost of Sales

Cost of sales increased to $4,560,594 for the year ended July 31, 2005 from $2,365,449 for the comparable period in 2004. The increase in cost of sales is due to the increase in sales revenue and the acquisition of the operating assets and liabilities of Infinity ($2,155,382) and Helios ($350,856). The cost of sales due to the two acquisitions was $2,158,000 in the current year.

Selling, General and Administrative Expenses

Expenses increased from $313,327 for the year ended July 31, 2004 to $2,643,013 for the year ended July 31, 2005. The increase can be mainly attributed to the acquisitions of Infinity (approximately $178,000) and Helios (approximately $240,000), shares issued for services (approximately $645,000), warrants issued for services (approximately $346,000), management fees (approximately $150,000), Equipment rental (approximately $90,000) and Compuquest (approximately $427,000)

Net and comprehensive loss

        We had a decrease in our net loss of $501,458 from $1,534,486 for the year ended July 31, 2004 to a net loss of $1,033,028 for the year ended
July 31, 2005. We took our comprehensive loss of $32,264 in 2004 to a comprehensive income of $22,814 in 2005. The reason for this occurrence was the reduced loss in the discontinued childcare division.

        The weighted average shares outstanding for the year ended July 31,2005 was 1,752,327, an increase of 279,455 shares from the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES

        Current assets totaled $7,214,576 as of July 31, 2005, an increase of $5,905,105 over the July 31, 2004 amount of $1,309,471. The increase is due primarily to accounts receivable and inventory related to the acquisitions during the year of Infinity and Helios and the sale of the Childcare Division ($682,839). The balance of the increase is the result of cash provided by short and long-term debt ($1,520,320).

        Current liabilities totaled $5,085,411 as of July 31, 2005 an increase of $4,290,340 as compared with $795,071 at July 31, 2004. The increase was attributable to the acquisition of the liabilities of Infinity and Helios (approximately $3,045,661) and new debt of approximately $961,869.

        For the year ended July 31, 2005, the cash used in operations was $1,378,952 as compared to $366,765 for the year ended July 31, 2004. The increase in the cash requirement is due to the increase in accounts receivable related to the purchase of Infinity (approximately $502,681), the increase of accounts payable (approximately $121,769)and the increase in operating expenses of Compuquest (approximately $438,000).

        For the year ended July 31, 2005, we invested in additions to property and equipment of $276,692 as compared to $193,794 for the year ended July 31, 2004. The acquisitions are related to modifying our premises to accommodate the acquisition of the Helios/Oceania and Infinity.

        For the year ended July 31, 2005 , we invested in the purchase of Helios/Oceania Ltd (approximately $350,856) ,the purchase of Infinity Technologies Inc (approximately $395,549) and a Loan to Vital Products Inc (approximately $60,254). These investments totaled $806,929 and the prior year amount was zero.

        For the year ended July 31, 2005, we had cash provided by financing activities of $3,995,927 as compared to cash provided by financing activities
of $757,146 for the year ended July 31, 2004.   The primary source of the
financing has been a Secured Financing Facility with Laurus Master Fund totaling net cash of $3,132,020. The secondary source of financing has been common shares issued as part of an Investment Agreement for an equity
credit line with Dutchess Private Equities Fund.   This has amounted to
$897,328 and warrants were sold during the year which totaled $96,000.
A portion of the proceeds on the sale of capital stock has been used to reduce bank debt and repay loans to related parties and the loan payable which arose on the acquisition of the operating assets and liabilities of Helios and Infinity.

        To July 31, 2005, we have not been profitable and have experienced negative cash flows from operations. Operations have been financed through the issuance of stock and loans from related parties.

        For the next 12 months, we expect the primary sources of liquidity for us to be cash from operations and funds generated by our equity line. We believe that we have sufficient funds to fund our operations for a minimum of 12 months. If the equity line does not provide adequate resources for our operating needs, we may not be able to obtain alternate debt financing on commercially reasonable terms given our operating history and current financial position. As a result, we may not be able to raise funds through the sale of equity during that 12 month period.

CAPITAL COMMITMENTS

        As of July 31, 2005, we had notes payable to the former shareholders of Infinity in the amount of $409,945. These notes were non-interest bearing, unsecured, and will be paid in the current year and arose on the purchase of Infinity.

        The long term debt of $961,869 relates to the Laurus Master Fund convertible debt facility which relate primarily to the term note of $500,000 and the residual value of $461,869 which relate to the Conversion feature of the convertible debt facility.

FINANCING ACTIVITES

        During the year ended July 31, 2005, we issued 538,488 common shares for a total consideration of $897,328 under the terms of our Equity Line of Credit agreement with Dutchess.

        Also during the year ended July 31, 2005, 96,000 warrants were exercised and we issued 96,000 shares of common stock. We received total consideration of $96,000.

        On March 7, 2005, we issued a note with a face value of $600,000 for $500,000. The note bears no interest and we agreed to make monthly payments of $50,000 per month, subject to adjustment, until the note is repaid in full. The first payment was made on April 7, 2005 and on July 15, 2005, we repaid the Note in full.

        On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

        Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

        The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay
Laurus 103% of the cash amount.

        We may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility. Pursuant to a Registration Rights Agreement with Laurus, we agreed to file a registration statement within thirty days of closing to cover the resale of the shares of our common stock issuable upon conversion of the notes and the warrants.

SUBSIDIARIES

As of November 28, 2005, our wholly-owned subsidiaries include International Mount Company Ltd. (Compuquest is a division of International Mount) and Infinity Technologies Inc.

                             DESCRIPTION OF PROPERTY

We are headquartered in Concord, Ontario, Canada where we lease a 12,500 square foot facility in support of our marketing, manufacturing and distribution requirements. We have a month to month lease and pay $5,000 per month in rent. We believe this facility is adequate for our needs for the next 2 years. We manufacture and ship our products directly from our head office.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Mr. Turk has financed us since our inception through the use of his own personal financial resources. Our financial statements as of October 31, 2003 reflect a loan of $110,642 from The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. During the quarter ended October 31, 2003, the company repaid a portion of the loan that was $125,947 at July 31,2003. The loan is non-interest bearing, unsecured, and is not necessarily indicative of the terms and amounts that would have been incurred had a comparable loan been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        One of our directors is a principal of Compuquest. During the quarter ended October 31, 2003, we acquired, through our subsidiary The International Mount Company, all of the operating assets of Compuquest in consideration of the assumption of operating liabilities. The details of the transaction are as follows:

                Accounts receivable     191,888
                Inventory                33,624
                Property and equipment   63,613
                Bank indebtedness       (79,161)
                Accounts payable       (209,964)

                Net                         Nil

The acquired assets and liabilities of Compuquest, is not necessarily indicative of the terms and amounts that would have been incurred had a comparable acquisition been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        In April 2003, we issued 33,333 common shares to The Cellular Connection for use of equipment. Stuart Turk, our Chief Executive
Officer, is the President of The Cellular Connection. The stock was valued at $20,000. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        As of July 31, 2003, we had a balance of $125,865 payable to related parties. This amount was not required to be repaid prior to August 1, 2004 and, therefore, was classified as a long-term liability on the accompanying consolidated balance sheet. On March 11, 2004, we amended our notes payable to related parties to provide for the right of the holder to convert the loan into our restricted common shares at 75% of the fair market value at the date of conversion. The loan is non-interest bearing, has a term of two years and has no specific terms of repayment. The loan was repaid through the issuance of common shares. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        We signed a lease agreement with 1112396 Ontario Inc. for the period November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. The owner of 1112396 Ontario is the father of Stuart Turk. We issued 150,000 shares of common stock in satisfaction of this agreement. The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length. We currently have a month to month lease for $5,000 per month.

Included in accounts payable is $255,000 due to The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. This amount arose from assuming a debt from Vital Products Inc. We received a note from Vital Products Inc. in consideration for assuming the debt at an annual interest rate of 20% per annum. The above related party transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

During the year, $90,000 (2004 - $0; 2003 - $0) was paid to The Cellular Connection Ltd., a company owned and controlled by Mr. Turk for equipment rental. The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since February 5, 2003. The stock currently trades under the symbol "OGHC.OB" Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended July 31, 2005, as reported by the Bloomberg Financial Network, are as follows:

Year Ended                  High            Low
------------------         ------          -----

2003
April 30                   $4.50           $ .60
July 31                    $5.70           $2.40
October 31                 $7.50           $1.86

2004
January 31                 $7.05           $2.28
April 30                   $4.65           $1.20
July 31                    $4.35           $2.55
October 31                 $3.45           $1.10

2005
January 31                 $3.09           $0.80
April 30                   $2.20           $1.05
July 31                    $1.50           $0.72
October 31                 $1.50           $0.82



Restated for a 30:1 reverse split on October 4, 2004.


Number of Stockholders

     The number of record holders of our common stock as of October 21, 2005 was approximately 1,400, not including nominees of beneficial owners.


Dividend Policy

        We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.


EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the compensation we paid during the past fiscal year to Stuart Turk, our Chief Executive Officer, and Randal A. Kalpin, Director of Operations, Compuquest and Director. No other executive officer or employee earned over $100,000.

                           Summary Compensation Table

                                                            Annual Compensation
                                     Year       Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,
President, Chairman,
CEO and Director                     2002(1)   $    -0-    $  -0-    $     409
                                     2003(2)   $    -0-    $  -0-    $  46,150
                                     2004(3)   $ 60,000    $  -0-    $  84,037
                                     2005      $167,000    $  -0-    $     -0-

Randal A. Kalpin,
Director of Operations
Compuquest and Director              2002      $    -0-    $  -0-    $     -0-
                                     2003      $    -0-    $  -0-    $     -0-
                                     2004(4)   $    -0-    $  -0-    $ 128,750
                                     2005(5)   $    -0-    $  -0-    $ 150,000
-------------------------------------------------------------------------------
(1) We issued Mr. Turk 75,000 shares as director's compensation in 2002. The shares were valued at $409.
(2) We issued Mr. Turk 1,230,000 common shares for services as Chairman and Chief Executive Officer in 2003. The shares were valued at $39,625. Additionally, we issued Mr. Turk 75,000 shares as director's compensation in 2003. The shares were valued at $6,525. Mr. Turk agreed to forego management salaries payable in the amount of $12,842. This amount was treated as a capital contribution as of January 31, 2003.
(3) On October 31, 2003, we issued Mr. Turk an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287. Additionally, we issued Mr. Turk 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(4) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin. Additionally, we issued Mr. Kalpin 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(5) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin.

DIRECTOR COMPENSATION

        We do not currently have any formal arrangements to compensate directors. Each of our directors was granted 150,000 shares of restricted common stock on July 30, 2004 as compensation for services rendered. We compensate our directors in shares of our common stock to preserve capital to grow our company. We have not currently compensated our directors for their services for the year ended July 31, 2005.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers.


ADDITIONAL INFORMATION

We file with the SEC periodic reports on Forms 10-KSB, 10-QSB, and 8-K.
We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                            FINANCIAL STATEMENTS

                         ON THE GO HEALTHCARE, INC.

                                    INDEX

                                July 31, 2005


                                                                          Page


      2005 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.......... F1


      2003 INDEPENDENT AUDITORS' REPORT..................................... F2


      CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets - Statement I............................. F3

      Consolidated Statements of Operations - Statement II.................. F4

      Consolidated Statements of Stockholders' Equity - Statement III....... F5

      Consolidated Statements of Cash Flows - Statement IV.................. F6

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...................... F7 - F17

      Index Infinity Technologies Inc. Financial Statements.................F18

      Index Unaudited June 30, 2005 Financial Statements....................F28

      Index Unaudited Pro Forma Consolidated Balance Sheet and
      Statement of Loss July 31, 2005.......................................F37

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheets of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2005 and 2004. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated
financial statements based on our audits.   The Company's financial statements
for the year ended July 31, 2003 were audited by other auditors whose report dated September 12, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended July 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.







Toronto, Ontario                                    /s/Danziger & Hochman
                                                   ----------------------
October 14, 2005                                    Chartered Accountants





                                                                            F1

Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United
States of America.



/s/Rosenberg Smith & Partners
-----------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

September 12, 2003


                                                                            F2

ON THE GO HEALTHCARE, INC.                                         Statement I
Consolidated Balance Sheets
As at July 31, 2005 and 2004

                                                            2005          2004


ASSETS
    Current
        Cash                                         $ 1,704,663   $   184,343
        Accounts receivable                            3,764,747       511,086
        Inventory                                        508,025       239,659
        Income tax receivable                             29,703             -
        Prepaid expenses                                 141,916         7,192
        Due from Vital Products Inc. (note 5)          1,065,522             -
        Assets held for sale (note 16)                         -       367,191
                                                     -----------   -----------
                                                       7,214,576     1,309,471
                                                     -----------   -----------
    Other
        Deferred tax asset (note 6)                      427,945             -
        Investment in Vital Products Inc. (note 7)       250,000             -
        Property and equipment, net of accumulated
          depreciation (note 8)                          405,896        69,797
        Goodwill (note 9)                              2,326,807             -
                                                     -----------   -----------
                                                       3,410,648        69,797
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

LIABILITIES
    Current
        Note payable (note 10)                       $   409,836   $         -
        Accounts payable and accrued liabilities       4,088,075       711,552
        Loan payable (note 11)                                 -        83,519
        Current portion of long-term debt                587,500             -
                                                     -----------   -----------
                                                       5,085,411       795,071

    Long-term debt (note 12)                             374,369             -
                                                     -----------   -----------
                                                       5,459,780       795,071
                                                     -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock (note 13)                                 3,272         2,761
    Preferred stock (note 13)                              2,791         2,791
    Additional paid-in capital                         8,408,896     2,850,210
    Accumulated other comprehensive
      income (loss)                                       22,814       (32,264)
    Accumulated deficit                               (3,272,329)   (2,239,301)
                                                     -----------   -----------
                                                       5,165,444       584,197
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

The accompanying notes are an integral part of
these consolidated financial statements.                                    F3

ON THE GO HEALTHCARE, INC.                                        Statement II
Consolidated Statements of Operations
For the Years Ended July 31, 2005, 2004 and 2003

                                               2005          2004         2003


Sales                                   $ 5,570,778   $ 2,735,345    $       -
                                        -----------   -----------    ---------

Cost of sales                             4,560,594     2,365,449            -
                                        -----------   -----------    ---------
Gross profit                              1,010,184       369,896            -
Selling, general and
  administrative expenses                 2,643,013       313,327            -
                                        -----------   -----------    ---------
Net operating income (loss)              (1,632,829)       56,569            -

Financing costs                             162,055             -            -
                                        -----------   -----------    ---------
Net income (loss) before income
  taxes and discontinued operations      (1,794,884)       56,569            -
Deferred income tax expense (benefit)      (459,783)            -            -
                                        -----------   -----------    ---------
Income (loss) from continuing operations (1,335,101)       56,569            -
                                        -----------   -----------    ---------
Discontinued operations, net of tax         302,073    (1,591,055)    (388,684)
                                        -----------   -----------    ---------
Net (loss) for the year                ($ 1,033,028)  ($1,534,486)  ($ 388,684)
                                        ===========   ===========    =========
Net (loss) per common share            ($      0.59)  ($     1.04)  ($    0.37)
                                        ===========   ===========    =========
Weighted average number of
  common shares outstanding               1,752,327     1,472,872    1,051,345
                                        ===========   ===========    =========

The accompanying notes are an integral part of
these consolidated financial statements.                                    F4

                         On the Go Healthcare, Inc.
        Consolidated Statements of Stockholders' Equity (Deficiency)
             For the years ended July 31, 2005, 2004 and 2003

                               Common Stock         Preferred stock         Treasury Stock
                             Number    Amount      Number     Amount      Number       Amount


 -----------------------------------------------------------------------------------------------

 Balance July 31, 2002   29,613,500     2,962            -           -            -            -

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees         8,040,000       804            -           -            -            -
 Net loss for the period          -         -            -           -            -            -
 Capital contribution             -         -            -           -            -            -
 Stock options issued             -         -            -           -            -            -
 Treasury stock acquired          -         -            -           -    1,000,000      (21,243)
 Foreign currency
   translation adjustment         -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2003   37,653,500    $3,766            -           -    1,000,000     $(21,243)

 Treasury stock
   cancelled             (1,000,000)     (100)           -           -   (1,000,000)      21,243
 Shares issued for cash   8,548,928       854            -           -            -            -
 Financing costs for
   shares issued                  -         -            -           -            -            -
 Shares issued for loans  3,333,333       333                                                  -
 Capital contribution of
   interest free loans            -         -            -           -            -            -
 Issue costs for shares
   issued                         -         -            -           -            -            -
 Common stock issued as
   Compensation for
     consulting fees      6,790,000       679            -           -            -            -
 Stock options issued as
   compensation for salary
     and consulting fees          -         -            -           -            -            -
 Conversion of shares to
   preferred shares     (27,913,333)   (2,791)     279,134       2,791
 Net loss for the period          -         -                                     -            -
 Foreign currency
   translation adjustment         -         -            -           -            -            -
 Stock options exercised    200,000        20            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2004   27,612,428 $   2,761      279,134    $  2,791            -     $      -

 Shares issued for cash   2,522,218       252            -           -            -            -
 Reverse stock split    (29,130,158)
 Shares issued for cash     454,415        35            -           -            -            -
 Shares issued for
   services                 689,500        79            -           -            -            -
 Warrants converted to
   common stock              96,000        10            -           -            -            -
 Shares issued for
   purchase of Infinity
   Technologies Inc.      1,350,000       135            -           -            -            -
 Warrants issued
   for services                   -         -            -           -            -            -
 Financing costs
   for shares issued              -         -            -           -            -            -
 Beneficial conversion
   feature associated
   with convertible debt          -         -            -           -            -            -
 Foreign currency
   translation                    -         -            -           -            -            -
 Net loss for period              -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2005    3,594,403     3,272      279,134       2,791            -            -
                         ------------------------------------------------------------------------




                                Additional                Accumulated
                                paid in      Deficit         other
                                capital                   Comprehensive
                                                          Income (Loss)        Total
 -----------------------------------------------------------------------------------
 Balance July 31, 2002          457,958     (316,131)      (18,489)        $ 126,300

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees               309,610            -             -           310,414
 Net loss for the period              -     (388,684)            -          (388,684)
 Capital contribution            12,842            -             -            12,842
 Stock options issued            13,665            -             -            13,665
 Treasury stock acquired              -            -             -           (21,243)
 Foreign currency
   translation adjustment             -            -        17,524            17,524
                         -----------------------------------------------------------
 Balance July 31, 2003       $  794,075   $ (704,815)      $  (965)           70,818

 Treasury stock
   cancelled                    (21,143)                                           -
 Shares issued for cash         944,861            -             -           945,715
 Financing costs for
   shares issued                157,907            -             -           157,907
 Shares issued for loans         99,667                                      100,000
 Capital contribution of
   interest free loans            1,594            -                           1,594
 Issue costs for shares
   issued                        (3,041)           -                          (3,041)
 Common stock issued as
   Compensation for
     consulting fees            689,122            -                         689,801
 Stock options issued as
   compensation for salary
     and consulting fees        177,188            -            -            177,188
 Conversion of shares to
   preferred shares
 Net loss for the period              -   (1,534,486)            -        (1,534,486)
 Foreign currency
   translation adjustment             -            -       (31,299)          (31,299)
 Stock options exercised          9,980                                       10,000

                         -----------------------------------------------------------
 Balance July 31, 2004       $2,850,210  $(2,239,301)     $(32,264)        $ 584,197

 Shares issued for cash         174,748            -             -           175,000
 Reverse stock split
 Shares issued for cash         722,293            -             -           722,328
 Shares issued for
   services                     645,531            -             -           645,610
 Warrants converted to
     common stock                95,990            -             -            96,000
 Shares issued for
   purchase of Infinity
   Technologies Inc.          1,349,865            -             -         1,350,000
 Warrants issued
   for services                 346,268            -             -           346,268
 Financing costs
   for shares issued             53,840            -             -            53,840
 Beneficial conversion
   feature associated
   with convertible debt      2,170,151            -             -         2,170,151
 Foreign currency
   translation                        -            -        55,078            55,078
 Net loss for period                  -   (1,033,028)            -      (  1,033,028)
                         -----------------------------------------------------------
 Balance July 31, 2005        8,408,896   (3,272,329)       22,814         5,165,444
                         -----------------------------------------------------------

The accompanying notes are an integral part of
these consolidated financial statements.                                    F5

ON THE GO HEALTHCARE, INC.                                        Statement IV
Consolidated Statements of Cash Flows
For the Years Ended July 31, 2005, 2004 and 2003


                                               2005          2004         2003
                                        ------------  ------------  -----------

Operating activities
    Net loss for the year               ($1,033,028)  ($1,534,486)  ($ 388,684)
                                        ------------  ------------  -----------
    Adjustments to reconcile net loss
      to net cash used by operating
      activities:
        Depreciation                        116,759        53,268       19,876
        Shares and stock options
          issued in consideration
          of services rendered              645,610       867,149      302,607
        Gain on sale of Childcare
          Division                         (615,341)            -            -
        Warrants issued for services        346,268             -            -
        Financing costs                      53,840       157,907            -
        Capital contribution of
          interest free loan                      -         1,594            -
        (Increase) decrease in:
           Accounts receivable             (502,681)     (233,585)     (12,452)
           Inventory                         35,305         1,831      (22,842)
           Prepaid expenses                (119,508)      113,910     (112,463)
           Deferred income taxes           (427,945)            -      101,783
        Increase in:
           Accounts payable and
             accrued liabilities            121,769       205,647       17,013
                                        ------------  ------------  -----------
Total adjustments                          (345,924)    1,167,721      293,522
                                        ------------  ------------  -----------
Net cash used by operating activities    (1,378,952)     (366,765)     (95,162)
                                        ------------  ------------  -----------
Investing activities
    Purchase of Helios/Oceana Ltd.         (350,856)            -            -
    Purchase of Infinity Technology Inc.   (395,549)            -            -
    Loan to Vital Products Inc.             (60,524)            -            -
    Acquisition of property and equipment  (276,692)     (193,794)           -
                                        ------------  ------------  -----------
                                         (1,083,621)     (193,794)           -
                                        ------------  ------------  -----------
Financing activities
    Issue of convertible debt facility    3,132,020             -            -
    Warrants issued for cash                 96,000             -            -
    Decrease in bank indebtedness                 -       (92,486)      (2,100)
    Proceeds on sale of capital stock
      net of expenses                       897,328       952,674            -
    Payments on loan payable                (45,902)      (70,469)           -
    Payments on notes payable to
      related parties                       (83,519)      (35,393)      (4,763)
    Proceeds from loan payable to
      related parties                             -         2,820      102,682
                                        ------------  ------------  -----------
    Net cash provided by
      financing activities                3,995,927       757,146       95,819
                                        ------------  ------------  -----------
Effect of exchange rate changes on cash     (13,034)      (13,006)         105
                                        ------------  ------------  -----------
Net increase in cash                      1,520,320       183,581          762
Cash at beginning of year                   184,343           762            -
                                        ------------  ------------  -----------
Cash at end of year                      $1,704,663    $  184,343    $     762
                                        ============  ============  ===========
Non-cash items
    Note payable                        $   409,833
    Share issuance for Infinity
      Technologies Inc.                   1,350,000
    Investment in Vital Products Inc.       250,000
    Loan to Vital Products Inc.             905,000


The accompanying notes are an integral part of
these consolidated financial statements.                                    F6

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        On the Go Healthcare, Inc. is a Delaware corporation incorporated on July 21, 2000. These consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiaries, The International Mount Company, Ltd., 1637033 Ontario Limited, Helios/Oceana Ltd. and Infinity Technologies Inc. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        The Company operates as a value added distributor of computer hardware and software. The corporate headquarters is located in Ontario, Canada.


2.      ACQUISITIONS

        On July 1, 2005, the Company purchased all of the issued and outstanding stock of Infinity Technologies Inc., an Ontario-based company that is a value added computer distributor. The results of operations for Infinity Technologies Inc. have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:


                Accounts receivable       $2,750,980
                Inventory                    303,671
                Other current assets          44,919
                Property and equipment       125,522
                Intangible assets          1,975,951
                Accounts payable          (2,999,759)
                Loan payable                 (45,902)
                                         ------------
                Net                      $ 2,155,382
                                         ============

        The Company paid for this acquisition by payment of cash of $395,549 ($819,672 cash paid less $424,123 cash acquired), issue of common shares of the Company to the vendor totaling $1,350,000 and assumption of a promissory note of $409,833.

        On February 28, 2005, the Company acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. The results of operations have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:

                Intangibles              $ 350,856
                                         =========

        The Company paid for this acquisition by acting on security on a note receivable for $202,721 and assumption of net liabilities of $148,135.

                                                                            F7

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


3.      SIGNIFICANT ACCOUNTING POLICIES

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

        Foreign Currency Translation

        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of cash, accounts receivable, notes receivable, notes payable, loans payable, accounts payable and accrued liabilities and long-term debt approximates the carrying value.

        The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The Company believes that the carrying value approximates the fair value.

        Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which one-half of the rates are applicable:

                Manufacturing equipment          30% declining balance
                Leaseholds                        5  years straight line
                Office furniture                 20% declining balance
                Computer hardware                30% declining balance
                Computer software               100% declining balance

        Business Combinations and Goodwill

        The Company accounts for business combinations and goodwill in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

                                                                            F8

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


3.      SIGNIFICANT ACCOUNTING POLICIES (continued)

        Segment Reporting

        The Company monitors its operations on a divisional basis and has only one reportable operating segment, being a value added distributor of computer hardware and software.

        Reclassifications

        Certain prior year amounts were reclassified to conform to current year presentation.

        Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

        Income Taxes
        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        Stock Option Plans

        The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards
        (SFAS) No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

                                                                            F9

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


4.      LIQUIDITY

        During the years ended July 31, 2005 and 2004, the Company incurred losses of $1,033,028 and $1,534,486, respectively and cash used in operations was $1,378,952 and $366,765, respectively. The Company financed their operations using cash generated from operations, sales of their common stock, the exercise of share purchase warrants, vendor credit and debt financing.

        Cash required for operations has increased significantly. Further, the acquisition of Infinity Technologies Inc. and Helios/Oceana Ltd. resulted in the use of cash and the assumption of additional liabilities.

        Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations will be sufficient to meet their cash requirements for the year ending July 31, 2006.


5.      DUE FROM VITAL PRODUCTS INC.

                                                       2005           2004
                                                  ----------    ----------
        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due July 5, 2006              $ 760,684    $        -

        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due June 15, 2006               261,427             -

        Advances, non-interest bearing,
          unsecured with no specific terms
          of repayment                                43,411             -
                                                  ----------    ----------
                                                  $1,065,522    $        -
                                                  ==========    ==========

6.      INCOME TAXES

        The company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting (SFAS) No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

        The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:

                                                       2005           2004
                                                -----------    -----------
        Non-capital losses carried forward      $ 4,349,469    $ 2,445,188

        Enacted tax rate - 36%
        Deferred tax asset                        1,565,809        880,242
        Less:  Valuation allowance               (1,137,864)      (880,242)
                                                -----------    -----------
        Net deferred tax                        $   427,945    $         -
                                                ===========    ===========

                                                                            F10

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004

6.      INCOME TAXES (continued)

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

        The amount of the above-mentioned tax losses available for carry forward are as follows: 2008 - $575,350; 2009 - $279,713;
        2010 - $388,684; 2011 - $1,665,020; 2012 - $1,450,702.

                                        2005            2004
                                       -----           -----
        Federal statutory rate         22.0            22.0
        Provincial statutory rate      14.0            14.0
                                       -----           -----
        Effective tax rate             36.0%           36.0%
                                       =====           =====

7.      INVESTMENT IN VITAL PRODUCTS INC.

        Investment in 1,000,000 common shares of Vital Products Inc. representing 9.3% of the outstanding shares, at cost.


8.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

                                              2005            2004
                                         ---------        --------
        Machinery and equipment          $ 129,439        $      -
        Office equipment                    18,507          26,451
        Computer software                   52,645           1,805
        Computer hardware                  205,144          59,943
        Leasehold improvements             168,020               -
                                         ---------        --------
                                           573,755          88,199
        Less:  Accumulated depreciation   (167,859)        (18,402)
                                         ---------        --------
        Property and equipment, net      $ 405,896        $ 69,797
                                         =========        ========


        Depreciation expense for property and equipment for the years ended July 31, 2005 and July 31, 2004 was $116,759 and $53,268 respectively.


9.      GOODWILL

        In accordance with Statement of Financial Accounting Standards
        (SFAS) No. 142, "Goodwill and Other Intangible Assets", which was adopted in its entirety on June 1, 2004, the Company evaluates the carrying value of other intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The evaluation of Company's goodwill completed as of July 31, 2005 in accordance with SFAS No. 142 resulted in no impairment losses.

                                                                            F11

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


9.      GOODWILL (continued)

        The changes in the carrying amount of goodwill for the two years ended July 31, 2005 and 2004 are as follows:


        Balance, August 1, 2003                                      $        -
        Goodwill acquired during the year - Vital Baby
                                              Innovations Inc.          187,844
                                                                     ----------
        Balance, July 31, 2004                                          187,844

        Goodwill disposed of during the year - Vital Baby
                                                 Innovations Inc.      (187,844)
        Goodwill acquired during the year - Infinity
                                              Technologies Inc.       1,975,951

        Goodwill acquired during the year - Helios/Oceana Ltd.          350,856
                                                                     ----------
        Balance, July 31, 2005                                       $2,326,807
                                                                     ==========

10.     NOTE PAYABLE

        The note payable arose from the acquisition of the outstanding shares of Infinity Technologies Inc. and is non-interest bearing and will be paid in 3 equal monthly payments of $136,612 starting in January 2006 and ending March 2006.


11.     LOAN PAYABLE

        The loan payable arose from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance payable at the rate of $36,232 per month.


12.     LONG-TERM DEBT

        The Company accounts for convertible debt securities by the method specified by Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations. SFAS No. 133 requires that a conversion option should be accounted for separately as a derivative if the conversion option meets certain criteria.

        On July 14, 2005, the Company executed a convertible debt facility with Laurus Master Fund, Ltd. ("Laurus") granting access to borrow up to $5,500,000. This financing consists of a $500,000 secured term loan (the "Term Note") and a $5,000,000 secured revolving note
        (the "Revolving Note"). The Revolving Note is effectuated through a $2,500,000 convertible minimum borrowing note and provides for advances of up to 90% of eligible accounts receivable. To the extent the Company repays the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, the Company may reborrow or make additional borrowings, provided that the aggregate amount outstanding does not exceed the eligible accounts receivable. The Company has borrowed a total of $3,400,000 consisting of $500,000 under the Term Note and $2,900,000 under the Revolving Note. At July 31, 2005, $2,100,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by the assets of the Company.

                                                                            F12

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


12.     LONG-TERM DEBT (continued)

        Both the $500,000 Term Note and the $2,900,000 Revolving Note (together the "Notes") provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $1.02 per share (the "Fixed Conversion Price").
        In the event that the Company issues common stock or derivatives convertible into our common stock for a price less than $1.02 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of the Company's common stock is 115% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met.
        Using the Black-Scholes option pricing model, the Company determined the fair value of the conversion feature related to the Notes to be $2,365,000 if the full $5,500,000 available under the note is advanced. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $1.03, exercise price of $1.02, weighted average term of three (3) years, volatility (annual) of 59%, dividends rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.43 per share. As a result of the beneficial conversion feature, a discount on debt issued of $2,900,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

        As part of the transaction, the Company also issued Laurus a seven-year warrant to purchase 1,420,000 shares of their common stock at a price of $1.11 per share. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: stock price of $1.03, exercise price of $1.11, weighted average term of seven (7) years, volatility of 59%, dividend rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.61 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three (3) year life of the debt agreement, using the interest method. The loan costs, conversion feature and warrants issued in connection with the Notes, result in an effective interest rate on the debt of approximately 90%.

        The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of eight percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of the Company's common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin
        August 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $15,625, are payable on the first day of each month commencing December 1, 2005. The final principal amortization payment on the Term Note is due December 1, 2005. Under the Term Note, if monthly payments of interest and principal are made in cash rather than converted to shares of common stock, the Company will pay Laurus 103% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 30% of the principal being repaid. The Revolving Note terminates, and borrowings thereunder become due July 14, 2008.

        The Notes also require the Company to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes.

                                                                            F13

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


12.     LONG-TERM DEBT (continued)

        Following is an analysis of draws under the Notes during the year ended July 31, 2005:

        Amount

        Draws under the Term Note                            $    500,000
        Draws under the Revolving Note                          2,900,000
                                                             ------------
        Total contractual amounts due under the Notes           3,400,000

        Origination fee                                          (214,500)
        Other direct costs of the financing                       (53,480)
                                                             ------------
        Net proceeds to the Company                             3,132,020

        Stock warrants issued in connection with the financing   (868,806)
        Value of beneficial conversion feature                 (1,301,345)
                                                             ------------
        Long-term debt at date of origination                $    961,869
                                                             ============


13.     CAPITAL STOCK

        Authorized:
            100,000,000 common shares with a $0.0001 par value.
              1,000,000 preferred shares with a $0.01 par value.
                400,000 Series A preferred stock with a $0.01 par value.

                                                                   2005    2004
                                                                 ------  ------
        Issued:

          3,594,403 common shares (2004 - 920,448)               $3,272  $2,761
                                                                 ======  ======
            279,134 Series A preferred shares (2004 - 279,134)   $2,791  $2,791
                                                                 ======  ======

        The preferred shares are convertible to common shares at the option of the holder at a ratio of one (1) preferred share for one-hundred
        (100) common shares.

        On October 1, 2004, the Company had a 30:1 reverse stock split.


14.     STOCK OPTIONS

        The Company has adopted a stock option plan accounted for under Statement of Financial Accounting Standards (SFAS) No. 123 and related interpretations.

        On October 31, 2003, the Company granted 16,666 options to a director in consideration for services rendered at $1.50 expiring October 31, 2008 and expensed the difference between the fair market value of the shares on October 31, 2003 and the option price.

                                                                            F14

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


14.     STOCK OPTIONS (continued)

        Included in selling, general and administrative expenses, is $Nil (2004 - $177,188) of consulting fees relating to these options.

        The following table summarizes information about options at July 31, 2005:

                             Number           Remaining
        Exercise Price    Outstanding     Contractual Life

             $1.50           16,667           3 years

        During the period, 1,350,000 (2004 - 650,000) options expired and no (2004 - 200,000) options were exercised.


15.     WARRANTS

        During the year, 2,380,000 warrants were issued by the Company. The total warrants outstanding at July 31, 2005 were 2,284,000. The details are as follows:

                Outstanding     Share Price     Expiry Date

               1,420,000           $1.11          July 2012
                 864,000           $1.00       October 2006
               ---------
               2,284,000
               =========

        During the year, 96,000 warrants were exercised at $1.00 per share.


16.     DISCONTINUED OPERATIONS

        In July 2005, the Company sold and disposed of its Childcare Division to Vital Products Inc., in order to focus more fully on its Computer Division. The Company received from the sale of the Childcare Division $250,000 in common stock of Vital Products Inc. and a $750,000 note from Vital Products Inc. All equipment, intellectual property and customer lists associated and used in the Childcare Division were purchased by Vital Products Inc. All assets and liabilities of the Childcare Division were not assumed by the buyer. The Company recognized a gain on sale of the business of $615,623 ($504,811 net of tax) in the fourth quarter of fiscal year 2005.

                                                                            F15

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004

16.     DISCONTINUED OPERATIONS (continued)

        The following amounts related to the Company's discontinued operation have been segregated from continuing operations and reflected as discontinued operations.

                                               2005           2004        2003
                                         ----------     ----------   ---------

        Sales                            $  816,590     $  277,557    $ 91,584

        Loss before income taxes          ($271,441)   ($1,591,055)  ($286,901)
        Income tax expense (benefit)        (68,703)             -     101,783
                                         ----------     ----------   ---------
        Loss from discontinued
          operation, net of tax            (202,738)    (1,591,055)   (388,684)
                                         ----------     ----------   ---------
        Pre-tax gain on sale of
          discontinued business             615,623              -           -
        Income tax expense                  110,812              -           -
                                         ----------     ----------   ---------
        Gain on sale of business,
          net of tax                        504,811              -           -
                                         ----------     ----------   ---------
        Discontinued operations,
          net of tax                     $  302,073    ($1,591,055)  ($388,684)
                                         ==========     ==========   =========


17.     RELATED PARTY TRANSACTIONS

        During the year, the Company paid rent of $60,000 (2004 - $60,000; 2003 - $60,000) to a company related to a director.

        Included in accounts payable is $255,000 due to a company controlled by a director. This amount arose from assuming a debt from a customer of the related company. The Company received a note receivable from the customer in consideration for assuming the debt.

        During the year, $90,000 (2004 - $0; 2003 - $0) was paid to a company controlled by a director for equipment rental.

        The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

18.     NET INCOME (LOSS) PER COMMON SHARE

        The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", ("SFAS 128"), SEC Staff Accounting Bulletin
        No. 98 ("SAB 98") and Emerging Issues Task Force No. 04-8 "The Effect of Contingently Convertible Instruments on Diluted EPS". Under the provisions of SFAS 128 and SAB 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) adjusted for interest expense and amortization of debt issuance costs associated with the Convertible Debentures, by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and convertible securities such as Convertible Debentures. The calculation of diluted net loss per share does not include potential shares of common stock equivalents for the years ended July 31, 2005 and 2004 respectively, as their impact on net loss per share would be anti-dilutive.

                                                                            F16

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004


19.     COMMITMENTS

        Commitments

        The Company has entered into operating leases for certain vehicles. Minimum lease payments under the terms of the lease are as follows:

                2006       $35,892
                2007        33,673
                2008        16,045
                           -------
                           $85,610
                           =======


                                                                            F17

                          INFINITY TECHNOLOGIES INC.
                            Financial Statements
                              December 31, 2004
                             (Canadian Dollars)

                         INFINITY TECHNOLOGIES INC.

                                    INDEX
                              December 31, 2004

                             (Canadian Dollars)


                                                                         Page

INDEPENDENT AUDITORS' REPORT .............................................F19


FINANCIAL STATEMENTS

Balance Sheet - Statement I ..............................................F20

Statement of Operations - Statement II ...................................F21

Statement of Shareholders' Equity - Statement III ........................F22

Statement of Cash Flows - Statement IV ...................................F23


NOTES TO FINANCIAL STATEMENTS .......................................F24 -F27


                                       F18

                        INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders of
Infinity Technologies Inc.


We have audited the accompanying balance sheets of Infinity Technologies Inc. as at December 31, 2004 and 2003 and the statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit accounting to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.





                                                    /s/Danziger & Hochman
                                                    ---------------------
Toronto, Ontario                                    Danziger & Hochman
September 16, 2005                                  Chartered Accountants

                                                                            F19

INFINITY TECHNOLOGIES INC.                                         Statement I
Balance Sheet
As at December 31, 2004 and 2003
(Canadian Dollars)



                                                          2004            2003
                                                  ------------     -----------

ASSETS
    Current
        Cash                                      $     35,709     $         -
        Accounts receivable                          5,125,714       5,411,486
        Prepaid expenses                                     -          24,654
        Inventories                                    189,926         274,185
        Deferred tax asset (note 5)                          -          43,600
                                                  ------------     -----------
                                                     5,351,349       5,753,925
                                                  ------------     -----------
    Property and equipment (note 3)                    153,821          98,586

                                                    $5,505,170      $5,852,511
                                                  ============     ===========

LIABILITIES
    Current
        Bank indebtedness (note 4)                $         -      $   715,843
        Accounts payable and accrued liabilities    4,288,100        3,979,123
        Current portion of long-term debt (note 6)     67,200           67,200
                                                  ------------     -----------
                                                    4,355,300        4,762,166

    Long-term debt (note 6)                            22,400           89,600
    Due to related parties (note 7)                    89,500           89,500
                                                  ------------     -----------
                                                    4,467,200        4,941,266
                                                  ------------     -----------
SHAREHOLDERS' EQUITY - Statement III

Capital stock (note 8)                                    100              100

Retained earnings                                   1,037,870          911,145
                                                  ------------     -----------
                                                    1,037,970          911,245
                                                  ------------     -----------
                                                   $5,505,170      $ 5,852,511
                                                  ============     ===========
Contingent liability (note 10)
                                                                            F20

INFINITY TECHNOLOGIES INC.                                         Statement II
Statement of Operations
For the Years Ended December 31, 2004 and 2003
(Canadian Dollars)

                                                          2004            2003
                                                  ------------     -----------

Sales                                              $24,426,801     $26,413,258

Cost of sales                                       21,253,866      23,109,445
                                                  ------------     -----------
Gross profit                                         3,172,935       3,303,813


Operating costs
    Selling and sales support                          943,794       1,055,379
    General and administrative                       1,956,871       1,768,523
    Advertising and promotion                           56,316          47,376
    Amortization of property and equipment              45,629          38,026
                                                  ------------     -----------
                                                     3,002,610       2,909,304
                                                  ------------     -----------
Income before income taxes                             170,325         394,509
                                                  ------------     -----------
Income taxes - current                                  43,600         130,586
                                                  ------------     -----------
Net income for the year                          $     126,725   $     263,923
                                                  ============     ===========
Net income per share                             $    1,267.25   $    2,639.23
                                                  ============     ===========
Weighted average number of common shares
    outstanding (note 11)                                  100             100
                                                  ============     ===========

                                                                            F21

INFINITY TECHNOLOGIES INC.                                        Statement III
Statement of Shareholders' Equity
For the Years Ended December 31, 2004 and 2003
(Canadian Dollars)



                                                Common    Retained
                                                Stock     Earnings        Total
                                                -----  -----------  -----------

Balance, December 31, 2002                      $ 100  $   647,222  $   647,322

Net income for the year - Statement II              -      263,923      263,923
                                                -----  -----------  -----------
Balance, December 31, 2003                        100      911,145      911,245

Net income for the year - Statement II              -      126,725      126,725
                                                -----  -----------  -----------

Balance, December 31, 2004                      $ 100  $ 1,037,870  $ 1,037,970
                                                =====  ==========-  ===========

                                                                            F22

INFINITY TECHNOLOGIES INC.                                         Statement IV
Statement of Cash Flows
For the Years Ended December 31, 2004 and 2003
(Canadian Dollars)

                                                             2004         2003
                                                     ------------    ---------
CASH PROVIDED BY (USED IN)
    OPERATING ACTIVITIES
        Net income for the year - Statement II          $ 126,725     $263,923
        Adjustments to reconcile net income to net
            cash provided by operating activities
                Amortization of property and equipment     45,629       38,026
                Accounts receivable                       285,772     (582,440)
                Deferred tax asset                         43,600      130,586
                Income taxes payable                            -     ( 36,803)
                Prepaid expenses                           24,654     (  7,356)
                Inventories                                84,259     ( 70,718)
                Accounts payable and accrued liabilities  308,977     (550,739)
                                                     ------------    ---------
    Net cash provided by (used in) operating activities   919,616     (815,521)
                                                     ------------    ---------

    CASH FLOWS USED IN INVESTING ACTIVITIES
        Purchase of property and equipment               (100,864)    (  8,867)
                                                     ------------    ---------
    Net cash (used in) investing activities              (100,864)    (  8,867)
                                                     ------------    ---------

    CASH FLOWS PROVIDED BY (USED IN) FINANCING
        ACTIVITIES
        Repayment of long-term debt                      ( 67,200)    ( 44,800)
                                                     ------------    ---------
    Net cash provided by (used in) financing activities  ( 67,200)    ( 44,800)
                                                     ------------    ---------
NET INCREASE (DECREASE) IN CASH DURING THE YEAR           751,552     (869,188)

CASH (BANK INDEBTEDNESS), BEGINNING OF YEAR              (715,843)     153,345
                                                     ------------    ---------
CASH (BANK INDEBTEDNESS), END OF YEAR                   $  35,709    ($715,843)
                                                     ============    =========


                                                                            F23

INFINITY TECHNOLOGIES INC.
Notes to Financial Statements
As at December 31, 2004
(Canadian Dollars)



1.      BACKGROUND INFORMATION

        Nature of Operations

        The Company was incorporated on March 10, 1988 under the Ontario Business Corporations Act and is a wholly-owned subsidiary of 1066865 Ontario Inc. The Company is in the business of computer hardware and software sales, service and consulting.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in Canadian dollars.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of cash, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, long term debt and due to related parties approximates the carrying value.

        Inventories

        Inventories are stated at the lower of cost (determined on a weighted average basis) and replacement cost. Inventories are comprised of finished goods.

        Property and equipment

        Property and equipment are stated at the lower of cost, net of accumulated amortization and net recoverable amount. Property and equipment are amortized over their estimated useful lives. The annual rates and methods used are as follows:

        Furniture                       20% declining balance
        Equipment                       30% declining balance
        Computer hardware               30% declining balance
        Computer software               30% declining balance
        Leasehold improvements          straight-line over the lease term

        Income Taxes

        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of asset and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.
                                                                            F24

INFINITY TECHNOLOGIES INC.
Notes to Financial Statements
As at December 31, 2004
(Canadian Dollars)


2.      SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.


3.      PROPERTY AND EQUIPMENT

                                           Accumulated       2004         2003
                                    Cost  Amortization        Net          Net

        Furniture               $ 32,304     $  21,699  $  10,605    $  13,256
        Equipment                 44,165        33,319     10,846        2,307
        Computer hardware        201,209       107,756     93,453       24,214
        Computer software        100,187        73,289     26,898       41,639
        Leasehold improvements    29,467        17,448     12,019       17,170
                                --------     ---------  ---------    ---------
                                $407,332      $253,511   $153,821    $  98,586
                                ========     =========  =========    =========


4.      BANK INDEBTEDNESS

        The Company has an operating facility with the Royal Bank of Canada of up to $650,000 bearing interest at the bank's prime lending rate plus 2.25%. The facility is secured by a general security agreement covering all assets of the Company and personal guarantees by two of the Company's officers supported by bank deposits and real property. As at December 31, 2004, the Company had drawn $nil (2003 - $235,000).

                                                                            F25

INFINITY TECHNOLOGIES INC.
Notes to Financial Statements
As at December 31, 2004
(Canadian Dollars)

5.      INCOME TAXES

        The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:

                                                        2004             2003
                                                    --------        ---------
        Non-capital losses carried forward          $      -        $ 198,256
        Enacted tax rate - 22%
        Deferred tax asset                                 -           43,600
        Less:  Valuation allowance                         -                -
                                                    --------        ---------
        Net deferred tax asset                      $      -        $  43,600
                                                    ========        =========

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

        Reconciliation of the statutory Canadian federal income tax to the Company's effective tax:

                                                        2004            2003
                                                    --------       ---------
        Provision at federal statutory rate             22.1            24.1
        Provincial taxes                                14.0            12.5
        Non-deductible expenses and other                3.4             5.3
        Small business deduction                       (17.5)         (  8.8)
                                                    ---------       ---------
        Effective tax rate                              22.0%           33.1%
                                                    =========       =========
6.      LONG-TERM DEBT

                                                        2004            2003
                                                    --------        ---------
        Bank loan, secured, requiring monthly
          principal repayments of $5,600 plus
          interest, bearing interest at the
          daily floating base interest rate
          plus 3% per annum plus additional
          interest in the form of a royalty
          on sales equal to 0.0561% of its
          gross sales, due April 2006.             $  89,600        $156,800
        Less:  Current portion                        67,200          67,200
                                                    --------        --------
                                                   $  22,400        $ 89,600
                                                    ========        ========

        The loan is secured by a general security agreement providing subordinated security on all of the Company's assets, a joint and several guarantees by two of the Company's officers for 25% of the loan outstanding, the assignment of $400,000 life insurance on two of the Company's officers, and the assignment of shareholder's loans totaling $89,500 (note 7). During the year, principal repayments of $67,200 were made on this loan and interest expense amounted to $11,364 (2003 - $17,356).
                                                                             F26

INFINITY TECHNOLOGIES INC.
Notes to Financial Statements
As at December 31, 2004
(Canadian Dollars)


7.      RELATED PARTY TRANSACTIONS

        The amount of $89,500 (2003 - $89,500) due to the shareholders of the parent company, 1066865 Ontario Inc., is non-interest bearing and has no fixed repayment terms. The amount due to shareholders is subordinated in accordance with an assignment of shareholder's loans.


8.      CAPITAL STOCK

        Authorized
            Unlimited common shares, voting
            Unlimited Series A, preferred shares, non-voting, with a 9%
              non-cumulative dividend
            Unlimited Series B, preferred shares, non-voting

        Issued
                                                        2004              2003
                                                       -----             -----
        100 common shares (2003 - 100)                  $100              $100
                                                       =====             =====

9.      LEASE COMMITMENTS

        The Company is committed under operating leases for an automobile and certain equipment. The aggregate minimum annual rentals under these arrangements are approximately as follows:

                2005    $14,000
                2006    $12,000


10.     CONTINGENT LIABILITY

        A legal action has been initiated against the Company for breach of a rental agreement in the amount of $82,000. The ultimate outcome and loss are not determinable at this time. An amount of $30,000 has been provided for in these financial statements with respect to this claim. Any additional loss, if any, sustained on the ultimate resolution of this claim will be accounted for in the year of settlement.


11.     BASIC NET INCOME PER SHARE

        Basic net income per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

                                                                           F27

                          INFINITY TECHNOLOGIES INC.
                       Unaudited Financial Statements
                                 June 30, 2005
                              (Canadian Dollars)

                          INFINITY TECHNOLOGIES INC.

                                     INDEX
                                 June 30, 2005
                               (Canadian Dollars)


                                                                         Page


 FINANCIAL STATEMENTS

 Unaudited Balance Sheet - Statement I ....................................F29

 Unaudited Statement of Operations - Statement II .........................F30

 Unaudited Statement of Shareholders' Equity - Statement III ..............F31

 Unaudited Statement of Cash Flows - Statement IV .........................F32


 NOTES TO FINANCIAL STATEMENTS ......................................F33 - F35




                                       F28

 INFINITY TECHNOLOGIES INC.                                         Statement I
 Unaudited Balance Sheet
 As At June 30, 2005
 (Canadian Dollars)


                                                       June 30,    December 31,
                                                           2005            2004
                                                   ------------     -----------

 ASSETS
     Current
         Cash                                      $    517,430     $    35,709
         Accounts receivable                          3,356,196       5,125,714
         Income taxes recoverable                        36,238               -
         Prepaid expenses                                18,564               -
         Inventories                                    370,479         189,926
                                                   ------------     -----------
                                                      4,298,907       5,351,349

     Property and equipment (note 3)                    153,137         153,821
                                                   ------------     -----------
                                                     $4,452,044     $ 5,505,170
                                                   ============     ===========

 LIABILITIES
     Current
         Accounts payable and accrued liabilities    $3,570,206     $ 4,288,100
         Current portion of long-term debt (note 6)      56,000          67,200
                                                   ------------     -----------
                                                      3,626,206       4,355,300

     Long-term debt (note 6)                                  -          22,400
     Due to related parties (note 7)                     89,500          89,500
                                                   ------------     -----------
                                                      3,715,706       4,467,200
                                                   ------------     -----------

 SHAREHOLDERS' EQUITY - Statement III

 Capital stock (note 8)                                     100             100

 Retained earnings                                      736,238       1,037,870
                                                   ------------     -----------
                                                        736,338       1,037,970
                                                   ------------     -----------
                                                     $4,452,044     $ 5,505,170
                                                   ============     ===========

                                                                             F29

 INFINITY TECHNOLOGIES INC.                                         Statement II
 Unaudited Statement of Operations
 For The Six Months Ended June 30, 2005
 (Canadian Dollars)

                                                    For The Six         For The
                                                   Months Ended      Year Ended
                                                  June 30, 2005   Dec. 31, 2004
                                                  -------------   -------------

 Sales                                             $ 11,987,614    $ 24,426,801

 Cost of sales                                       10,234,049      21,253,866
                                                  -------------   -------------
 Gross profit                                         1,753,565       3,172,935
                                                  -------------   -------------

 Operating costs
     Selling and sales support                          521,558         943,794
     General and administrative                       1,528,495       1,956,871
     Advertising and promotion                           15,816          56,316
     Amortization of property and equipment              25,566          45,629
                                                  -------------   -------------
                                                      2,091,435       3,002,610
                                                  -------------   -------------
 Income before income taxes                            (337,870)        170,325
                                                  -------------   -------------
 Income taxes - current                                 (36,238)         43,600
                                                  -------------   -------------
 Net income (loss) for the period                 ($    301,632)   $    126,725
                                                  =============    ============
 Net income (loss) per share for the period       ($   3,016.32)   $   1,267.25
                                                  =============    ============
 Weighted average number of common shares
     outstanding (note 9)                                   100             100
                                                  =============    ============

                                                                            F30

 INFINITY TECHNOLOGIES INC.                                       Statement III
 Unaudited Statement of Shareholders' Equity
 For the Six Months Ended June 30, 2005
 (Canadian Dollars)



                                                 Common    Retained
                                                 Stock     Earnings       Total
                                                 -----  ----------- -----------
 Balance, December 31, 2003                        100      911,145     911,245

 Net income for the year - Statement II              -      126,725     126,725
                                                 -----  ----------- -----------
 Balance, December 31, 2004                        100    1,037,870   1,037,970

 Net income (loss) for the period - Statement II     -    ( 301,632)  ( 301,632)
                                                 -----  ----------- -----------
 Balance, June 30, 2005  $                         100   $  736,238  $  736,338
                                                 =====  =========== ===========

                                                                            F31

 INFINITY TECHNOLOGIES INC.                                        Statement IV
 Unaudited Statement of Cash Flows
 For the Six Months Ended June 30, 2005
 (Canadian Dollars)

                                                      For The Six       For The
                                                     Months Ended    Year Ended
                                                    June 30, 2005  Dec.31, 2004
                                                    -------------  ------------

 CASH PROVIDED BY (USED IN)
     OPERATING ACTIVITIES
         Net income (loss) for the period - Statement II ($301,632) $ 126,725 Adjustments to reconcile net income to net cash provided by operating activities
                 Amortization of property and equipment     25,566      45,629
                 Accounts receivable                     1,769,518     285,772
                 Deferred tax asset                              -      43,600
                 Income taxes recoverable                  (36,238)          -
                 Prepaid expenses                          (18,564)     24,654
                 Inventories                              (180,553)     84,259
                 Accounts payable and accrued liabilities (717,895)    308,977
                                                        ----------- ----------
     Net cash provided by (used in) operating activities   540,202     919,616
                                                        ----------- ----------

     CASH FLOWS USED IN INVESTING ACTIVITIES
         Purchase of property and equipment               ( 24,881)   (100,864)
                                                        ----------- ----------
     Net cash (used in) investing activities              ( 24,881)   (100,864)
                                                        ----------- ----------

     CASH FLOWS PROVIDED BY (USED IN) FINANCING
         ACTIVITIES
         Repayment of long-term debt                      ( 33,600)   ( 67,200)
                                                        ----------- ----------
     Net cash provided by (used in) financing activities  ( 33,600)   ( 67,200)
                                                        ----------- ----------
 NET INCREASE IN CASH DURING THE PERIOD                    481,721     751,552

 CASH (BANK INDEBTEDNESS), BEGINNING OF PERIOD              35,709    (715,843)
                                                        ----------- ----------
 CASH, END OF PERIOD                                     $ 517,430   $  35,709
                                                        =========== ==========

                                                                            F32

 INFINITY TECHNOLOGIES INC.
 Notes to Unaudited Financial Statements
 As at June 30, 2005
 (Canadian Dollars)



 1.      BACKGROUND INFORMATION

         Nature of Operations

         The Company was incorporated on March 10, 1988 under the Ontario Business Corporations Act and is a wholly-owned subsidiary of 1066865 Ontario Inc. The Company is in the business of computer hardware and software sales, service and consulting.


 2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting Principles

         The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in Canadian dollars.

         Fair Value of Financial Instruments

         The Company's estimate of the fair value of cash, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, long term debt and due to related parties approximates the carrying value.

         Inventories

         Inventories are stated at the lower of cost (determined on a weighted average basis) and replacement cost. Inventories are comprised of finished goods.

         Property and equipment

         Property and equipment are stated at the lower of cost, net of accumulated amortization and net recoverable amount. Property and equipment are amortized over their estimated useful lives. The annual rates and methods used are as follows:

         Furniture                       20% declining balance
         Equipment                       30% declining balance
         Computer hardware               30% declining balance
         Computer software               30% declining balance
         Leasehold improvements          straight-line over the lease term

         Income Taxes

         The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS)
         No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of asset and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

                                                                            F33

 INFINITY TECHNOLOGIES INC.
 Notes to Unaudited Financial Statements
 As at June 30, 2005
 (Canadian Dollars)


 2.      SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

         Comprehensive Income

         The Company has adopted Statement of Financial Accounting
         Standards No. 130 ("SFAS 130"), "Reporting Comprehensive
         Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

         Use of Estimates

         The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.


 3.      PROPERTY AND EQUIPMENT
                                                           June 30,    Dec. 31,
                                             Accumulated       2005        2004
                                    Cost    Amortization        Net         Net

         Furniture             $  32,304       $  22,760  $   9,544    $  10,605
         Equipment                44,165          34,946      9,219       10,846
         Computer hardware       224,591         124,024    100,567       93,453
         Computer software       101,687          77,324     24,363       26,898
         Leasehold improvements   29,467          20,023      9,444       12,019
                               ---------    ------------  ---------    ---------
                               $ 432,214        $279,077  $ 153,137    $ 153,821
                               =========    ============  =========    =========


 4.      BANK INDEBTEDNESS

         The Company has an operating facility with the Royal Bank of Canada of up to $650,000 bearing interest at the bank's prime lending rate plus 2.25%. The facility is secured by a general security agreement covering all assets of the Company and personal guarantees by two of the Company's officers supported by bank deposits and real property. As at June 30, 2005, the Company had drawn $nil
         (December 31, 2004 - $nil).



                                                                            F34

 INFINITY TECHNOLOGIES INC.
 Notes to Unaudited Financial Statements
 As at June 30, 2005
 (Canadian Dollars)

 5.      INCOME TAXES

         The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:


                                                June 30, 2005    Dec. 31, 2004
                                                -------------    -------------
         Non-capital losses carried forward         $ 168,031         $      -
                                                -------------    -------------
         Enacted tax rate - 30.7%
         Deferred tax asset                         $  51,586         $      -
         Less:  Valuation allowance                    51,586                -
                                                -------------    -------------
         Net deferred tax asset                     $       -         $      -
                                                =============    =============

         In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

         Reconciliation of the statutory Canadian federal income tax to the Company's effective tax:


                                                June 30, 2005    Dec. 31, 2004
                                                -------------    -------------
         Provision at federal statutory rate             22.1            22.1
         Provincial taxes                                14.0            14.0
         Non-deductible expenses and other                3.4             3.4
         Small business deduction                      (  8.8)          (17.5)
                                                --------------   -------------
         Effective tax rate                              30.7%           22.0%
                                                ==============   =============

 6.      LONG-TERM DEBT


                                                June 30, 2005    Dec. 31, 2004
                                                -------------    -------------
         Bank loan, secured, requiring monthly
           principal repayments of $5,600 plus
           interest, bearing interest at the
           daily floating base interest rate
           plus 3% per annum plus additional
           interest in the form of a royalty
           on sales equal to 0.0561% of its
           gross sales, due April 2006.             $  56,000       $  89,600
         Less:  Current portion                        56,000          67,200
                                                -------------    ------------
                                                    $       -       $  22,400
                                                =============    ============

         The loan is secured by a general security agreement providing subordinated security on all of the Company's assets, a joint and several guarantees by two of the Company's officers for 25% of the loan outstanding, the assignment of $400,000 life insurance on two of the Company's officers, and the assignment of shareholder's loans totaling $89,500 (note 7). During the period, principal repayments of $33,600 were made on this loan and interest expense amounted to $6,986 (December 31, 2004 - $11,364).


                                                                            F35

 INFINITY TECHNOLOGIES INC.
 Notes to Unaudited Financial Statements
 As at June 30, 2005
 (Canadian Dollars)


 7.      RELATED PARTY TRANSACTIONS

         The amount of $89,500 (2003 - $89,500) due to the parent company, 1066865 Ontario Inc., is non-interest bearing and has no fixed repayment terms. The amount is subordinated in accordance with an assignment of shareholder's loans.


 8.      CAPITAL STOCK

         Authorized
             Unlimited common shares, voting
             Unlimited Series A, preferred shares, non-voting, with a
               9% non-cumulative dividend
             Unlimited Series B, preferred shares, non-voting

         Issued

                                                   June 30, 2005   Dec.31, 2004
                                                   -------------   ------------
         100 common shares (December 31, 2004 - 100)        $100           $100
                                                   =============   ============


 9.      BASIC NET INCOME PER SHARE

         Basic net income per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

                                                                            F36

                           ON THE GO HEALTHCARE, INC.
                       Unaudited Pro Forma Consolidated
                     Balance Sheet and Statement of Loss
                                July 31, 2005
                         (United States Dollars)



                                                                         Page



FINANCIAL STATEMENTS

INDEX

  Unaudited Pro Forma Consolidated Balance Sheet
   As At July 31, 2005......................................................F38

  Unaudited Pro Forma Consolidated Statement of Loss
    For The Year Ended July 31, 2005........................................F38


  Unaudited Pro Forma Consolidation of On The Go Healthcare Inc.
    and Infinity Technologies Inc.  Balance Sheets
      As At July 31, 2005 ..................................................F39

  Unaudited Pro Forma Consolidation of On The Go Healthcare Inc.
    and Infinity Technologies Inc.  Statement of Loss
      For The Year Ended July 31, 2005 .....................................F40


NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..............F41 - F42

REPORT .....................................................................F43


                                       F37

SCHEDULE B
                          ON THE GO HEALTHCARE, INC.
                       Unaudited Pro Forma Consolidated
                     Balance Sheet and Statement of Loss
                                July 31, 2005
                         (United States Dollars)

ON THE GO HEALTHCARE, INC.
Unaudited Pro Forma Consolidated Balance Sheet
As At July 31, 2005
(United States Dollars)


ASSETS
    Current                                                     $  5,938,658
    Property and equipment                                           459,634
    Investment in Vital Products Inc.                                245,902
    Intangibles                                                    2,362,625
                                                               -------------
                                                                $  9,006,819
                                                                -------------

LIABILITIES
    Current                                                     $  7,556,725
    Advances from related parties                                     62,170
                                                               -------------
                                                                   7,618,895
                                                               -------------

SHAREHOLDERS' EQUITY
Share capital                                                         11,691
Additional paid in capital                                         5,517,570
Deficit                                                           (4,141,337)
                                                                -------------
                                                                   1,387,924
                                                                -------------
                                                                $  9,006,819
                                                                -------------


Unaudited Pro Forma Consolidated Statement of Loss
For The Year Ended July 31, 2005
(United States Dollars)


REVENUE                                                         $ 24,097,843
                                                                -------------

EXPENSES
    Cost of sales                                                 20,695,457
    General and administrative                                     3,511,364
    Amortization                                                      60,466
    Income tax (recovery)                                            (26,110)
                                                                -------------
                                                                  24,241,177
                                                                -------------
NET LOSS FOR THE YEAR                                          ($    143,334)
                                                                -------------

                                                                            F38

SCHEDULE C
ON THE GO HEALTHCARE, INC.
Unaudited Pro Forma Consolidation of On The Go Healthcare Inc. and Infinity
  Technologies Inc.
Balance Sheets
As At July 31, 2005
(United States Dollars)



                            On The Go    Infinity    Consolidation
                           Healthcare  Technologies    Adjustment        Final
                              Inc.         Inc.         Dr       Cr    Balance
                           ----------------------------------------------------
ASSETS
  Current
     Cash                  $1,584,914  $   95,198                   $1,680,112
     Receivables              851,821   2,684,996                    3,536,817
     Prepaid expenses
       and deposits            60,802      20,569                       81,371
     Taxes receivable               -      26,752                       26,752
     Due from Vital Products
       Inc.                   105,581           -                      105,581
     Inventory                 33,030     474,995                      508,025
                           ----------------------                   -----------
                            2,636,148   3,302,510                    5,938,658

  Property and equipment      337,708     121,926                      459,634

  Other assets
     Investment in Vital
       Products Inc.          245,902                                  245,902
     Intangibles            1,206,427            1,975,870  819,672  2,362,625
                           ----------------------                   -----------

                           $4,426,185  $3,424,436                   $9,006,819
                           ======================                   ===========

LIABILITIES
  Current
     Payables and accruals $4,228,199  $2,799,428                   $7,027,627
     Bank loans                     -      45,902                       45,902
     Due to shareholder             -      73,360                       73,360
     Note payable                   -           -           409,836    409,836
                           ----------------------                   -----------
                            4,228,199   2,918,690                    7,556,725

Advances from related parties      -       62,170                       62,170
                           ----------------------                   -----------
                            4,228,199   2,980,860                    7,618,895
                           ----------------------                   -----------
SHAREHOLDERS' EQUITY
  DEFICIENCY
Share capital                  11,556          82       82      135     11,691
Additional paid in capital  4,167,705           -         1,349,865  5,517,570
Retained earnings(deficit) (3,981,275)    443,494  603,556          (4,141,337)
                           ----------------------                   -----------
                              197,986     443,576                    1,387,924
                           ----------------------                   -----------
                           $4,426,185  $3,424,436                   $9,006,819
                           ======================                   ===========

                                                                            F39

ON THE GO HEALTHCARE, INC.
Unaudited Pro Forma Consolidation of On The Go Healthcare, Inc.
and Infinity Technologies Inc.
Statement of Loss
For The Year Ended July 31, 2005
(United States Dollars)


                            On The Go    Infinity    Consolidation
                           Healthcare, Technologies    Adjustment        Final
                              Inc.         Inc.         Dr       Cr    Balance

REVENUE                     $4,199,546 $19,898,297                 $24,097,843
                           -----------------------                 -----------
EXPENSES
  Cost of sales              3,811,395  16,884,062                  20,695,457
  General and administrative   412,667   3,098,697                   3,511,364
  Amortization                       -      60,466                      60,466
  Income tax provision
    (recovery)                       -     (26,110)                    (26,110)
                           -----------------------                 -----------
                             4,224,062  20,017,115                  24,241,177
                           -----------------------                 -----------
NET LOSS FOR THE YEAR         ($24,516)  ($118,818)                  ($143,334)
                           =======================                 ===========


                                                                            F40

ON THE GO HEALTHCARE, INC.
Notes to the Unaudited Pro Forma Consolidated Financial Statements For Business Acquisition Report
For The Securities and Exchange Commission
As At July 31, 2005
(United States Dollars)


1.      BASIS OF PRESENTATION

        The accompanying unaudited pro forma consolidated balance sheet as at July 31, 2005 and the unaudited pro forma statement of loss of On The Go Healthcare, Inc. for the year ended July 31, 2005 have been prepared to give effect to the purchase of Infinity Technologies Inc. as at August 1, 2004. In the opinion of On The Go Healthcare, Inc.'s management, the unaudited pro forma consolidated balance sheet and unaudited pro forma statement of loss include all adjustments necessary for the fair presentation of the transaction in accordance with the requirements of the Securities Exchange Commission.

        The On The Go Healthcare Inc. financial statements do not include the childcare division which was discontinued and sold during the year.

        The unaudited pro forma consolidated financial statements are prepared for illustrative purposes only and may not be indicative of the financial position or operating results that would have occurred if the acquisition had been completed on August 1, 2004.

        Furthermore, the reported unaudited pro forma consolidated statement of loss is not necessarily indicative of the operating results that may be obtained by On The Go Healthcare, Inc.


2.      PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

          a) On The Go Healthcare, Inc. does not include the childcare division which was discontinued and sold during the year.

          b) The financial statements of On The Go Healthcare, Inc. and Infinity Technologies Inc. have been converted to United States dollars at a foreign exchange rate of .8196 United States dollars to Canadian dollars.

          c) The following table summarizes the fair value of the assets acquired and liabilities assumed of Infinity Technologies Inc.

                Current assets                  $ 3,523,694
                Property and equipment              125,511
                                                -----------
                Total assets acquired             3,649,205
                Less:  Liabilities assumed        3,045,649
                                                -----------
                Net assets acquired             $   603,556
                                                ===========

                                                                            F41

ON THE GO HEALTHCARE, INC.
Notes to the Unaudited Pro Forma Consolidated Financial Statements For Business Acquisition Report
For The Securities and Exchange Commission
As At July 31, 2005
(United States Dollars)


2.      PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (continued)

          d) The aggregate purchase price is $2,579,508 (Cdn$3,120,000) compensated by issuing 1,350,000 common shares (restricted) valued at $1 per share amounting to $1,350,000, $409,836 (Cdn$500,000)
             promissory note commencing January 15, 2006 and $819,672 (Cdn$1,000,000) paid on closing.

          e) The value of the intangibles was determined to be the difference between the purchase price of $2,579,508 for the net assets less the allocated values of the items noted above.

          f) The consolidated adjustment is as follows:

                                                         Dr              Cr

                Deficit                         $   603,556
                Intangibles                       1,975,870
                Share capital                            82
                Share capital                                   $       135
                Additional paid in capital                        1,349,865
                Note payable                                        409,836
                Intangibles                                         819,672

                                                                           F42

To the Shareholders of
On The Go Healthcare, Inc.

We have read the accompanying unaudited pro forma consolidated balance sheet of On The Go Healthcare, Inc. as at July 31, 2005 and the unaudited pro forma consolidated statement of loss for the year ended July 31, 2005, and have performed the following procedures.

1. Compared the figures in the columns captioned "On The Go Healthcare, Inc." to the internal unaudited financial statements of On The Go Healthcare, Inc. as at July 31, 2005 and found them to be in agreement.

2. Compared the figures in the columns captioned "Infinity Technologies Inc." to the internal unaudited financial statements of On The Go Healthcare, Inc. as at July 31, 2005 and found them to be in agreement.

3. Made enquiries of certain officials of On The Go Healthcare, Inc. who have responsibility for financial and account matters about:

      a) The basis for determination of the pro forma adjustments; and

      b) Whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with the requirements of the Securities Exchange Commission.

      The officials:

      a) Described to us the basis for determination of the pro forma adjustments; and

      b) Stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the requirements of the Securities Exchange Commission.

4. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "On The Go Healthcare, Inc." and "Infinity Technologies Inc." as at July 31, 2005 and for the year then ended and found the amounts in the column captioned "Final Balance" to be arithmetically correct.

    A pro forma financial statement is based on management's assumptions and adjustments, which are inherently subjective. The foregoing procedures are substantially less than either an audit or review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated financial statements, and we therefore, make no representations about the sufficiency of the procedures for the purposes of a reader of such statements.


/s/ Danziger & Hochman
----------------------
Danziger & Hochman
Chartered Accountants
September 28, 2005
Toronto, Ontario

                                                                           F43

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


The accounting firm of Danziger & Hochman audited our financial statements. We have had no changes in or disagreements with our accountants.


              PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X and XI of our Restated Certificate of Incorporation and Article XII of our Bylaws provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

- for any breach of the director's duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

- for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Restated Certificate of Incorporation and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Restated Certificate of Incorporation or By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates.

                                                   Amount to Be paid
        SEC Registration Fee                                $    900
        Printing and Edgarizing expenses                    $  1,500
        Legal fees and expenses                             $ 16,000
        Accounting fees and expenses                        $  5,000
        Transfer agent                                      $    500
        Stock certificates                                  $    300
        Miscellaneous                                       $    800

        Total                                               $ 25,000

RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2002, we issued 11,000,000 common shares in settlement of a loan payable to a related party in the amount of $60,017.

On July 1, 2002, we issued 75,000 common shares to each of 5 directors of the company for a total issuance of 375,000 shares with a total value of $2,047.

We signed an agreement that for the period November 1, 2002 to January 31, 2004 rent will be paid for by the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The shares were valued at a total of $15,000.

In April 2003, we issued 1,000,000 common shares to Stuart Turk for compensation and 1,000,000 shares of common stock to The Cellular Connection for use of equipment. The shares were valued at a total of $40,000.

In July 2003, we issued 1,000,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $82,000.

In July 2003, we issued 500,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $43,500.

On July 31, 2003, we issued 75,000 common shares to each of 5 directors and officers of the company for a total issuance of 375,000. The shares were valued at a total of $32,625.

On July 31, 2003, we issued 230,000 common shares to Stuart Turk for compensation. The shares were valued at a total of $20,010.

During the quarter ended October 31, 2003, we issued 2,374,223 common shares for a total consideration of $262,900 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $44,134, has been treated as a financing expense.

During the quarter ended January 31, 2004, we issued 2,625,777 common shares for a total consideration of $345,315 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $17,132 has been treated as a financing expense. The cost of issuing the shares of $3,041 will be treated as a reduction of the consideration received.

We issued 1,000,000 restricted common shares during November 2003 for consulting services. The shares were valued at a total of $145,000.

On November 20 2003, 200,000 common shares were issued for $10,000 upon the exercise of options.

In January 2004, we issued 900,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $117,000.

In January 2004, we issued 100,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $13,000.

On October 31, 2003, Stuart Turk was issued an option to acquire 500,000 common shares at an exercise price of $.05 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287.

In November 2003, we issued Michael Levine an option to acquire 100,000 common shares at an exercise price of $.10 per share with an expiry of November 21, 2004. The option was issued in consideration of services to be rendered to us. The value of the option has been estimated to be $8,000.

On June 15, 2004, as part of the compensation for services rendered, we issued an option to 964434 Ontario, Inc. to acquire 1,250,000 common shares at an exercise price of $.05 per share with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901.

In June 2004, we issued 279,134 shares of Series A Preferred Stock in exchange for 27,913,333 shares of common stock. The preferred shares were issued to Stuart Turk (135,800 shares) and The Cellular Connection Ltd. (143,334 shares).

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Uptick Capital. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 60,000 common shares and 60,000 warrants as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $54,000.

On November 8, 2004, we issued 20,000 common shares and 20,000 warrants as consideration for services rendered by Michael Levine. The shares were valued at a total of $18,000.

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Gerry Sohl. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 15,000 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $13,500.

On November 8, 2004, we issued 2,500 common shares as consideration for services rendered by Theodore Smith. The shares were valued at a total of $2,250.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by NFC Corporation. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Gary Geraci. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Richard McCaffrey. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Wells & Co Inc. The shares were valued at a total of $67,500.

On March 23, 2005 we issued 17,500 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $23,975.

On March 23, 2005 we issued 2,000 common shares as consideration for services rendered by Steven Gryfe. The shares were valued at a total of $2,740.

On May 9, 2005 we issued 10,000 common shares as consideration for services rendered by David Childs. The shares were valued at a total of $10,800.

On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Doug Clark. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 7,500 common shares as consideration for services rendered by Tony Diveronica. The shares were valued at a total of $8,100.

On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Jennifer Gardiner. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Thirusenthil Navaratnarajh. The shares were valued at a total of $5,400.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Caroline Pilgrim. The shares were valued at a total of $5,400.

On May 9, 2005, we issued 20,000 common shares and 50,000 warrants as consideration for services rendered by Al Kau. The shares were valued at a total of $21,600.

On May 26, 2005, we issued 75,000 common shares and 75,000 warrants as consideration for services rendered by Brett Gold. The shares were valued at a total of $60,000.

On May 26, 2005, we issued 100,000 common shares to Frank Abate as part of the transaction with Infinity. The shares were valued at a total of $80,000.

On July 29, 2005, we issued 1,250,000 common shares as consideration for Infinity Technologies Inc. in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $1,250,000.

On August 11, 2005, we issued 200,000 common shares as consideration for Infinity Technologies Inc. key employees in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $214,000.

On August 11, 2005, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Nadav Elituv. The shares were valued at a total of $53,500.

On November 11, 2005, we issued 23,500 common shares as consideration for services rendered by Pasadena Capital Partners. The shares were valued at a total of $22,325.

On December 1, 2005, we issued 180,000 common shares as an incentive for the investment by Dutchess Private Equities Fund, L.P. The shares were valued at a total of $153,000.

On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

The securities issued in the foregoing transactions were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).


EXHIBITS

2.1 Memorandum of Agreement between the Company and Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc., dated July 19, 2005 (included as Exhibit 2.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

3.1 Restated Certificate of Incorporation (included as Exhibit 3.4 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

3.2 By-laws (included as Exhibit 3.4 to the Form SB-2 filed May 24, 2001, and incorporated herein by reference).

3.3 Certificate of Amendment of the Certificate of Incorporation (included as Exhibit 3.5 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.1 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.3 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

4.2 Certificate of Designation of Series A Convertible Preferred Stock (included as Exhibit 4.1 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.3 Form of Series C Common Stock Purchase Warrant (included as Exhibit 4.2 to the Form SB-2 filed November 19, 2004, and incorporated herein by reference).

4.4 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated March 7, 2005 (included as Exhibit 10.5 to the Form 10-QSB filed March 10, 2005, and incorporated herein by reference).

4.5 Secured Convertible Term Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.6 Secured Revolving Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.2 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.7 Secured Convertible Minimum Borrowing Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit
        4.3 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.8 Security and Purchase Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.4 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.9 Master Security Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.5 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.10    Share Pledge Agreement between the Company and Laurus Master
        Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.6 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.11 Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit
        4.7 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.12 Subsidiary Guaranty between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.8 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.13 Funds Escrow Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.9 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.14 Forbearance Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.10 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.15 Joinder Agreement between the Company and Laurus Master Fund, Ltd., dated July 20, 2005 (included as Exhibit 4.11 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.16 Registration Rights Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.12 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.17 Promissory Note between the Company and Elaine Abate, John Abate, and Gerhard Schmid, dated July 19, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

4.18 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated November 31, 2005 (included as Exhibit 4.1 to the Form 8-K filed December 5, 2005, and incorporated herein by reference)

*5.1    Opinion re: legality of Amy M Trombly, Esq.

10.1 Consulting Agreement between the Company and Katherine Evans, dated November 17, 2003 (included as Exhibit 10.6 to the Form S-8 filed November 28, 2003, and incorporated herein by reference).

10.2 Investment Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.2 to the Form SB-2 filed February 27,2004, and incorporated herein by reference).

10.3 Placement Agent Agreement between the Company, Dutchess Private Equities Fund, L.P. and Charleston Capital Securities, Inc., dated February 27, 2004 (included as Exhibit 10.4 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

10.4 Consulting Agreement between the Company and DC Design, dated March 10, 2004 (included as Exhibit 10.2 to the Form S-8 filed March 10, 2004, and incorporated herein by reference).

10.5 Consulting Agreement between the Company and David Walt, dated March 11, 2004 (included as Exhibit 10.1 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.6 Consulting Agreement between the Company and Michael Levine, dated March 11, 2004 (included as Exhibit 10.2 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.7    Consulting Agreement between the Company and Thirusenthil
        Navaratnarajh, dated March 11, 2004 (included as Exhibit 10.3 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.8 Consulting Agreement between the Company and 964434 Ontario Inc., dated June 15, 2004 (included as Exhibit 10.5 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.9 Consulting Agreement between the Company and Jack Tepperman, dated June 15, 2004 (included as Exhibit 10.6 to the Form S-8 filed
        June 17, 2004, and incorporated herein by reference).

10.10 Letter of Intent between the Company and Infinity Technologies Inc. for the Acquisition of Infinity Technologies Inc. dated May 31, 2005 (included as Exhibit 10.1 to the Form 8-K filed June 6, 2005, and incorporated herein by reference).

10.11 Asset Sale Agreement between the Company and Vital Products, Inc., dated July 5, 2005 (included as Exhibit 10.1 to the
        Form 8-K filed July 5, 2005, and incorporated herein by reference).

21.1 Subsidiaries of the Registrant (included as Exhibit 21.1 to the Form 10-KSB filed October 31, 2005, and incorporated herein by reference).

23.1    Consent of Independent Auditors

23.2    Consent of Independent Auditors

*23.3   Consent of Counsel (contained in Exhibit 5.1)

_________________________
*  To be filed by amendment

UNDERTAKINGS

The  Registrant  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 Amendment Number 2 and authorized this to the registration statement to be signed on its behalf by the undersigned, in the city of Concord, Province Ontario, Country of Canada, on December 6, 2005.


                                                   ON THE GO HEALTHCARE, INC.


                                                   By: /s/ Stuart Turk
                                                   --------------------------
                                                   Stuart Turk, President


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                       Title                                   Date


By:/s/ Stuart Turk                                                  12/6/05
--------------------------     President, Chief Executive Officer, ----------
Stuart Turk                    Chairman and Director


By:/s/ Evan Schwartzberg       Chief Financial Officer and          12/6/05
--------------------------     Accounting Officer                  ----------
Evan Schwartzberg


By:/s/ Ralph Magid             Director                             12/6/05
--------------------------                                         ----------
Ralph Magid


By:/s/ Randal A. Kalpin        Director                             12/6/05
--------------------------                                         ----------
Randal A. Kalpin